                                                                   EXHIBIT 10.41

     CREDIT AGREEMENT, dated as of November 12, 1999, among CC VI HOLDINGS, LLC, a Delaware limited liability company ("Holdings"), CC VI OPERATING COMPANY, LLC, a Delaware limited liability company (the "Borrower"), the several banks and other financial institutions or entities from time to time parties to this Agreement (the "Lenders"), CITIBANK, N.A. and ABN AMRO BANK N.V., as documentation agents (in such capacity, the "Documentation Agents"), CHASE SECURITIES INC. and BANC OF AMERICA SECURITIES LLC, as syndication agents (in such capacity, the "Syndication Agents"), and TORONTO DOMINION (TEXAS), INC., as administrative agent (in such capacity, the "Administrative Agent").

     The parties hereto hereby agree as follows:

                              SECTION . DEFINITIONS

     . Defined Terms. As used in this Agreement, the terms listed in this
Section 1.1 shall have the respective meanings set forth in this Section 1.1.

     "ABR": for any day, a rate per annum (rounded upwards, if necessary, to the next 1/100th of 1%) equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. Any change in the ABR due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective as of the opening of business on the effective day of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

     "ABR Loans": Loans the rate of interest applicable to which is based upon the ABR.

     "Acquisition": as defined in Section 5.1(b).

     "Accumulated Benefit Obligations": the actuarial present value of the accumulated benefit obligations under any Plan, calculated in a manner consistent with Statement No. 87 of the Financial Accounting Standards Board.

     "Addendum": an instrument, substantially in the form of Exhibit D-1, by which a Lender becomes a party to this Agreement as of the Closing Date.

     "Adjustment Date": as defined in the Pricing Grid.

     "Administrative Agent": as defined in the preamble hereto.

     "Affiliate": as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, "control" of a Person means the power, directly or indirectly, either to (a) vote 10% or more of the securities having ordinary voting power for the election of directors (or persons performing similar functions) of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

     "Agents": the collective reference to the Syndication Agents, the Documentation Agents and the Administrative Agent.

     "Aggregate Exposure": with respect to any Lender at any time, an amount equal to the sum of (a) the aggregate then unpaid principal amount of such Lender's Term Loans, (b) the amount of such Lender's unutilized Tranche A Term Commitment then in effect and (c) the amount of such Lender's Revolving Commitment then in effect or, if the Revolving Commitments have been terminated, the amount of such Lender's Revolving Extensions of Credit then outstanding.

     "Aggregate Exposure Percentage": with respect to any Lender at any time, the ratio (expressed as a percentage) of such Lender's Aggregate Exposure at such time to the Aggregate Exposure of all Lenders at such time.

     "Agreement": this Credit Agreement, as amended, supplemented or otherwise modified from time to time.

     "Annualized Asset Cash Flow Amount": with respect to any Disposition of assets, an amount equal to the portion of Consolidated Operating Cash Flow for the most recent Asset Disposition Test Period ending prior to the date of such Disposition which was contributed by such assets multiplied by four.

     "Annualized Operating Cash Flow": for any fiscal quarter, an amount equal to Consolidated Operating Cash Flow for such period multiplied by four.

     "Annualized Pro Forma Operating Cash Flow": an amount, determined on any Disposition Date in connection with any proposed Disposition pursuant to Section 7.5(e), equal to Consolidated Operating Cash Flow for the most recent Asset Disposition Test Period multiplied by four, calculated in the manner contemplated by Section 1.2(e) but excluding the effect of such Disposition.

     "Applicable Margin": (a) with respect to Tranche A Term Loans, Tranche B Term Loans, Revolving Loans and Swingline Loans, the per annum rates determined in accordance with the Pricing Grid and (b) with respect to Incremental Term Loans, such per annum rates as shall be agreed to by the Borrower and the applicable Incremental Term Lenders as shown in the applicable Increased Facility Activation Notice.

     "Application": an application, in such form as the relevant Issuing Lender may specify from time to time, requesting such Issuing Lender to open a Letter of Credit.

     "Approved Fund": with respect to any Lender that is a fund that invests in commercial loans, any other fund that invests in commercial loans and is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

     "Asset Disposition Test Period": as of any date of determination, the most recent fiscal quarter as to which financial statements have been delivered pursuant to Section 6.1.

     "Asset Sale": any Disposition of property or series of related Dispositions of property (excluding (a) Exchanges pursuant to which no cash consideration is received by the Borrower or any of its Subsidiaries and (b) any such Disposition permitted by clause (a), (b), (c) or (d) of Section 7.5) that yields gross cash proceeds to the Borrower or any of its Subsidiaries in excess of $1,000,000.

     "Assignee": as defined in Section 10.6(c).

     "Assignment and Acceptance": an Assignment and Acceptance, substantially in the form of Exhibit E.

     "Assignor": as defined in Section 10.6(c).

     "Attributable Debt": in respect of a sale and leaseback transaction entered into by Holdings, the Borrower or any of its Subsidiaries, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction including any period for which such lease has been extended or may, at the sole option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP.


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     "Authorizations": all filings, recordings and registrations with, and all validations or exemptions, approvals, orders, authorizations, consents, Licenses, certificates and permits from, the FCC, applicable public utilities and other Governmental Authorities, including, without limitation, CATV Franchises, FCC Licenses and Pole Agreements.

     "Available Revolving Commitment": as to any Revolving Lender at any time, an amount equal to the excess, if any, of (a) such Lender's Revolving Commitment then in effect over (b) such Lender's Revolving Extensions of Credit then outstanding; provided, that in calculating any Lender's Revolving Extensions of Credit for the purpose of determining such Lender's Available Revolving Commitment pursuant to Section 2.6(a), the aggregate principal amount of Swingline Loans then outstanding shall be deemed to be zero.

     "Benefitted Lender": as defined in Section 10.7(a).

     "Board": the Board of Governors of the Federal Reserve System of the United States (or any successor).

     "Borrower": as defined in the preamble hereto.

     "Borrowing Date": any Business Day specified by the Borrower as a date on which the Borrower requests the relevant Lenders to make Loans hereunder.

     "Budget": as defined in Section 6.2(c).

     "Business": as defined in Section 4.17(b).

     "Business Day": a day other than a Saturday, Sunday or other day on which commercial banks in New York City or Houston, Texas are authorized or required by law to close, provided, that with respect to notices and determinations in connection with, and payments of principal and interest on, Eurodollar Loans, such day is also a day for trading by and between banks in Dollar deposits in the London, England interbank eurodollar market.

     "Capital Lease Obligations": as to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

     "Cash Equivalents": (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition; (b) certificates of deposit, time deposits, eurodollar time deposits or overnight bank deposits having maturities of six months or less from the date of acquisition issued by any Lender or by any commercial bank organized under the laws of the United States or any state thereof having combined capital and surplus of not less than $500,000,000; (c) commercial paper of an issuer rated at the time of acquisition at least A-1 by Standard & Poor's Ratings Services ("S&P") or P-1 by Moody's Investors Service, Inc. ("Moody's"), or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within six months from the date of acquisition; (d) repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than 30 days, with respect to securities issued or fully guaranteed or insured by the United States government; (e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at the time of acquisition at least A by S&P or A by Moody's; (f) securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (b) of this definition; or (g) shares of money market mutual or similar funds which invest exclusively in assets satisfying the requirements of clauses (a) through
(f) of this definition.

     "CATV Franchise": collectively, with respect to the Borrower and its Subsidiaries, (a) any franchise, license, permit, wire agreement or easement granted by any political jurisdiction or unit or other local, state or federal franchising authority (other than licenses, permits and easements not material to the operations of a CATV System) pursuant to which such Person has the right or license to operate a CATV System and (b) any law, regulation, ordinance, agreement or other instrument or document setting forth all or any part of the terms of any franchise, license, permit, wire agreement or easement described in clause (a) of this definition.

     "CATV System": any cable distribution system owned or acquired by the Borrower or any of its Subsidiaries which receives audio, video, digital, other broadcast signals or information or telecommunications by cable, optical, antennae, microwave or satellite transmission and which amplifies and transmits such signals to customers of the Borrower or any of its Subsidiaries.

     "Closing Date": the date on which the conditions precedent set forth in
Section 5.1 shall have been satisfied, which date is November 12, 1999.

     "Code": the Internal Revenue Code of 1986, as amended from time to time.

     "Collateral": all property of the Loan Parties, now owned or hereafter acquired, upon which a Lien is purported to be created by the Guarantee and Collateral Agreement.

     "Commitment": as to any Lender, the sum of the Tranche A Term Commitment, the Tranche B Term Commitment and the Revolving Commitment of such Lender.

     "Commitment Fee Rate": the per annum rate determined in accordance with the Pricing Grid.

     "Conduit Participant": any trust, partnership, limited liability company or other entity that (a) is organized under the laws of the United States or any state thereof, (b) is engaged in making, purchasing or otherwise investing in commercial loans in the ordinary course of its business and (c) is organized, managed or sponsored by any Lender.

     "Commonly Controlled Entity": an entity, whether or not incorporated, that is under common control with the Borrower within the meaning of Section 4001 of ERISA or is part of a group that includes the Borrower and that is treated as a single employer under Section 414 of the Code.

     "Compliance Certificate": a certificate duly executed by a Responsible Officer substantially in the form of Exhibit B.

     "Conduit Lender": any special purpose corporation organized and administered by any Lender for the purpose of making Loans hereunder otherwise required to be made by such Lender and designated by such Lender in a written instrument, subject to the consent of the Administrative Agent and the Borrower; provided, that the designation by any Lender of a Conduit Lender shall not relieve the designating Lender of any of its obligations to fund a Loan under this Agreement if, for any reason, its Conduit Lender fails to fund any such Loan, and the designating Lender (and not the Conduit Lender) shall have the sole right and responsibility to deliver all consents and waivers required or requested under this Agreement with respect to its Conduit Lender, and provided, further, that no Conduit Lender shall (a) be entitled to receive any greater amount pursuant to Section 2.16, 2.17, 2.18 or 10.5 than the designating Lender would have been entitled to receive in respect of the extensions of credit made by such Conduit Lender or (b) be deemed to have any Commitment hereunder.

     "Confidential Information Memorandum": the collective reference to (a) the Confidential Information Memorandum dated September 1999 and furnished to certain of the Lenders in connection with the syndication of certain of the Facilities prior to the Closing Date and (b) any other information memorandum authorized by the Borrower to be distributed to one or more Lenders or prospective Lenders in connection with any other syndication of any of the Facilities (including in connection with any increase in the amount thereof).

     "Consideration": with respect to any Investment or Disposition, (a) any cash or other property (valued at fair market value in the case of such other property) paid or transferred in connection therewith, (b) the principal amount of any Indebtedness assumed in connection therewith and (c) any letters of credit, surety arrangements or security deposits posted in connection therewith.

     "Consolidated Debt Service Coverage Ratio": as of the last day of any period, the ratio of (a) Annualized Operating Cash Flow determined in respect of the fiscal quarter ending on such day to (b) the sum of (i) Consolidated Interest Expense for the period of four consecutive fiscal quarters ending on such day and (ii) scheduled principal payments on Indebtedness of the Borrower or any of its Subsidiaries for the period of four consecutive fiscal quarters commencing immediately after such day (or, in the case of the Revolving Facility, the excess, if any, of the Total Revolving Extensions of Credit outstanding on such day over the amount of the Total Revolving Commitments scheduled to be in effect at the end of such period of four consecutive fiscal quarters).

     "Consolidated Interest Coverage Ratio": as of the last day of any period, the ratio of (a) Consolidated Operating Cash Flow for the period of four consecutive fiscal quarters ending on such day to (b) Consolidated Interest Expense for the period of four consecutive fiscal quarters ending on such day.

     "Consolidated Interest Expense": for any period, the sum of (a) total cash interest expense (including that attributable to Capital Lease Obligations) of the Borrower and its Subsidiaries for such period with respect to all outstanding Indebtedness of the Borrower and its Subsidiaries (including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing and net costs under Hedge Agreements in respect of interest rates to the extent such net costs are allocable to such period in accordance with GAAP) and (b) all Restricted Payments made by the Borrower during such period in order to enable any of its Affiliates to pay cash interest expense in respect of Indebtedness of such Affiliate.

     "Consolidated Leverage Ratio": as of the last day of any period, the ratio of (a) Consolidated Total Debt on such day to (b) Annualized Operating Cash Flow determined in respect of the fiscal quarter ending on such day.

     "Consolidated Net Income": for any period, the consolidated net income (or loss) of the Borrower and its Subsidiaries, determined on a consolidated basis in accordance with GAAP; provided that, GAAP to the contrary notwithstanding, there shall be excluded (a) the income (or deficit) of any Person accrued prior to the date it becomes a Subsidiary of the Borrower or is merged into or consolidated with the Borrower or any of its Subsidiaries, (b) the income (or deficit) of any Person (other than a Subsidiary of the Borrower) in which the Borrower or any of its Subsidiaries has an ownership interest, except to the extent that any such income is actually received by the Borrower or such Subsidiary in the form of dividends or similar distributions, (c) the undistributed earnings of any Subsidiary of the Borrower (including any Excluded Acquired Subsidiary) to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any Contractual Obligation (other than under any Loan Document) or Requirement of Law applicable to such Subsidiary and (d) whether or not distributed, the income of any Non-Recourse Subsidiary.

     "Consolidated Operating Cash Flow": for any period with respect to the Borrower and its Subsidiaries, Consolidated Net Income for such period plus, without duplication and to the extent reflected as a charge in the statement of Consolidated Net Income for such period, the sum of (i) total income tax expense, (ii) interest expense, amortization or writeoff of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with Indebtedness, (iii) depreciation and amortization expense, (iv) management fees expensed during such period, (v) any extraordinary or non-recurring non-cash expenses or non-cash losses, provided that in the event that the Borrower or any Subsidiary makes any cash payment in respect of any such extraordinary or non-recurring non-cash expense, such cash payment shall be deducted from Consolidated Operating Cash Flow in the period in which such cash payment is made, (vi) losses on Dispositions of assets outside of the ordinary course of business, and (vii) other noncash items reducing such Consolidated Net Income and minus, without duplication and to the extent included in the statement of Consolidated Net Income for such period, the sum of (i) any extraordinary or non-recurring non-cash income or non-cash gains, (ii) gains on Dispositions of assets outside of the ordinary course of business and (iii) other noncash items increasing such Consolidated Net Income, all as determined on a consolidated basis in accordance with GAAP.

     "Consolidated Total Debt": at any date, the aggregate principal amount of all Indebtedness (other than, in the case of contingent obligations of the type described in clause (f) of the definition of "Indebtedness", any such obligations not constituting L/C Obligations) of the Borrower and its Subsidiaries at such date, determined on a consolidated basis in accordance with GAAP.

     "Contractual Obligation": as to any Person, any provision of any debt or equity security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

     "Default": any of the events specified in Section 8, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

     "Disposition": with respect to any property, any sale, lease (other than leases in the ordinary course of business, including leases of excess office space and fiber leases), sale and leaseback, assignment, conveyance, transfer or other disposition thereof, including pursuant to an exchange for other property. The terms "Dispose" and "Disposed of" shall have correlative meanings. "Disposition Date": as defined in Section 7.5(e).

     "Documentation Agents": as defined in the preamble hereto.

     "Dollars" and "$": dollars in lawful currency of the United States.

     "Domestic Subsidiary": any Subsidiary of the Borrower organized under the laws of any jurisdiction within the United States.

     "Environmental Laws": any and all foreign, federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or other Requirements of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health or the environment, as now or may at any time hereafter be in effect.

     "Equity Interests": any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all classes of membership interests in a limited liability company, any and all classes of partnership interests in a partnership and any and all other equivalent ownership interests in a Person, and any and all warrants, rights or options to purchase any of the foregoing.

     "ERISA": the Employee Retirement Income Security Act of 1974, as amended from time to time.

     "Eurocurrency Reserve Requirements": for any day as applied to a Eurodollar Loan, the aggregate (without duplication) of the maximum rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including basic, supplemental, marginal and emergency reserves under any regulations of the Board or other Governmental Authority having jurisdiction with respect thereto) dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as "Eurocurrency Liabilities" in Regulation D of the Board) maintained by a member bank of the Federal Reserve System.

     "Eurodollar Base Rate": with respect to each day during each Interest Period pertaining to a Eurodollar Loan, the rate per annum determined on the basis of the rate for deposits in Dollars for a period equal to such Interest Period commencing on the first day of such Interest Period appearing on Page 3750 of the Dow Jones Markets screen as of 11:00 A.M., London time, two Business Days prior to the beginning of such Interest Period. In the event that such rate does not appear on Page 3750 of the Dow Jones Markets screen (or otherwise on such screen), the "Eurodollar Base Rate" shall be determined by reference to such other comparable publicly available service for displaying eurodollar rates as may be selected by the Administrative Agent or, in the absence of such availability, by reference to the rate at which the Administrative Agent is offered Dollar deposits at or about 10:00 A.M., Houston time, two Business Days prior to the beginning of such Interest Period in the interbank eurodollar market where its eurodollar and foreign currency and exchange operations are then being conducted for delivery on the first day of such Interest Period for the number of days comprised therein.

     "Eurodollar Loans": Loans for which the applicable rate of interest is based upon the Eurodollar Rate.

     "Eurodollar Rate": with respect to each day during each Interest Period pertaining to a Eurodollar Loan, a rate per annum determined for such day in accordance with the following formula (rounded upward to the nearest 1/100th of 1%):

                              Eurodollar Base Rate
                    ----------------------------------------
                    1.00 - Eurocurrency Reserve Requirements

     "Eurodollar Tranche": the collective reference to Eurodollar Loans under a particular Facility the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day).

     "Event of Default": any of the events specified in Section 8, provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

     "Exchange": any exchange of operating assets for other operating assets in a Permitted Line of Business and, subject to the last sentence of this definition, of comparable value and use to those assets being exchanged, including exchanges involving the transfer or acquisition (or both transfer and acquisition) of Equity Interests of a Person so long as 100% of the Equity Interests of such Person are transferred or acquired, as the case may be. It is understood that exchanges of the kind described above as to which a portion of the consideration paid or received is in the form of cash shall nevertheless constitute "Exchanges" for the purposes of this Agreement so long as the aggregate consideration received by the Borrower and its Subsidiaries in connection with such exchange represents fair market value for the assets and cash being transferred by the Borrower and its Subsidiaries.

     "Exchange Excess Amount": as defined in Section 7.5(f).

     "Excluded Acquired Subsidiary": any Subsidiary described in Section 7.2(g) to the extent that the documentation governing the Indebtedness referred to in said paragraph prohibits such Subsidiary from becoming a Subsidiary Guarantor, but only so long as such Indebtedness remains outstanding.

     "Facility": each of (a) the Tranche A Term Commitments and the Tranche A Term Loans made thereunder (the "Tranche A Term Facility"), (b) the Tranche B Term Commitments and the Tranche B Term Loans made thereunder (the "Tranche B Term Facility"), (c) the Incremental Term Loans (the "Incremental Term Facility") and (d) the Revolving Commitments and the extensions of credit made thereunder (the "Revolving Facility").

     "Fanch Systems": the meaning assigned to the term "Systems" in the Purchase Agreement, dated as of May 21, 1999, among Blackstone TWF Capital Partners, L.P., the other Sellers (as defined therein) and Charter Communications, Inc. or its assignees, as buyer.

     "FCC": the Federal Communications Commission and any successor thereto.

     "FCC License": any community antenna relay service, broadcast auxiliary license, earth station registration, business radio, microwave or special safety radio service license issued by the FCC pursuant to the Communications Act of 1934, as amended.

     "Federal Funds Effective Rate": for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day of such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.

     "Flow-Through Entity": any Person that is not treated as a separate tax paying entity for United States federal income tax purposes.

     "Foreign Subsidiary": any Subsidiary of the Borrower that is not a Domestic Subsidiary.

     "Funding Office": the office of the Administrative Agent specified in
Section 10.2 or such other office as may be specified from time to time by the Administrative Agent as its funding office by written notice to the Borrower and the Lenders.

     "GAAP": generally accepted accounting principles in the United States as in effect from time to time, except that for purposes of Section 7.1, GAAP shall be determined on the basis of such principles in effect on the date hereof and consistent with those used in the preparation of the most recent audited financial statements delivered pursuant to Section 4.1(b). In the event that any "Accounting Change" (as defined below) shall occur and such change results in a change in the method of calculation of financial covenants, standards or terms in this Agreement, then the Borrower and the Administrative Agent agree to enter into negotiations in order to amend such provisions of this Agreement so as to equitably reflect such Accounting Changes with the desired result that the criteria for evaluating the Borrower's financial condition shall be the same after such Accounting Changes as if such Accounting Changes had not been made. Until such time as such an amendment shall have been executed and delivered by the Borrower, the Administrative Agent and the Required Lenders, all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Changes had not occurred. "Accounting Changes" refers to changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or, if applicable, the SEC.

     "Governmental Authority": any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization (including the National Association of Insurance Commissioners).

     "Guarantee and Collateral Agreement": the Guarantee and Collateral Agreement to be executed and delivered by Holdings, the Borrower and each Subsidiary Guarantor, substantially in the form of Exhibit A, as the same may be amended, supplemented or otherwise modified from time to time.

     "Guarantee Obligation": as to any Person (the "guaranteeing person"), any obligation of (a) the guaranteeing person or (b) another Person (including any bank under any letter of credit) to induce the creation of which the guaranteeing person has issued a reimbursement, counterindemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (the "primary obligations") of any other third Person (the "primary obligor") in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or
(2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term "Guarantee Obligation" shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person's maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.

     "Guarantors": the collective reference to Holdings and the Subsidiary Guarantors.

     "Hedge Agreements": all interest rate swaps, caps or collar agreements or similar arrangements dealing with interest rates or currency exchange rates or the exchange of nominal interest obligations, either generally or under specific contingencies.

     "Holdings": as defined in the preamble hereto, together with any successor thereto pursuant to Section 7.4(e). Effective upon the consummation of any transaction described in Section 7.4(e)(ii), (a) each reference to "Holdings" in this Agreement or any other Loan Document shall be deemed to be a reference to the Subsidiary referred to in said Section and (b) the predecessor Holdings shall automatically be released from all of its obligations under the Loan Documents to which it is a party.

     "Holdings Debt": any Indebtedness of Holdings.

     "Increased Facility Activation Date": any Business Day on which any Lender shall execute and deliver to the Administrative Agent an Increased Facility Activation Notice pursuant to Section 2.1(c).

     "Increased Facility Activation Notice": a notice substantially in the form of Exhibit D-3.

     "Increased Facility Closing Date": any Business Day designated as such in an Increased Facility Activation Notice.

     "Incremental Term Facility": as defined in the definition of "Facility".

     "Incremental Term Lenders": (a) on any Increased Facility Activation Date relating to Incremental Term Loans, the Lenders signatory to the relevant Increased Facility Activation Notice and (b) thereafter, each Lender that is a holder of an Incremental Term Loan.

     "Incremental Term Loans": as defined in Section 2.1(a).

     "Incremental Term Maturity Date": with respect to the Incremental Term Loans to be made pursuant to any Increased Facility Activation Notice, the maturity date specified in such Increased Facility Activation Notice, which date shall be a date at least six months after the final maturity of the Tranche B Term Loans.

     "Indebtedness": of any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than current trade payables incurred in the ordinary course of such Person's business), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Capital Lease Obligations of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party under acceptances, letters of credit, surety bonds or similar arrangements, (g) the liquidation value of all redeemable preferred Equity Interests of such Person, (h) all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (g) above,
(i) all obligations of the kind referred to in clauses (a) through (h) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation, and (j) for the purposes of Section 8(e) only, all obligations of such Person in respect of Hedge Agreements. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person's ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor.

     "Initial Public Offering": an underwritten public offering of Equity Interests of Charter Communications, Inc. pursuant to a registration statement filed with the Securities and Exchange Commission in accordance with the Securities Act of 1933, as amended, that yields Net Cash Proceeds of at least $500,000,000.

     "Insolvency": with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

     "Insolvent": pertaining to a condition of Insolvency.

     "Intellectual Property": the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses, technology, know-how and processes, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

     "Interest Payment Date": (a) as to any ABR Loan, the last day of each March, June, September and December to occur while such Loan is outstanding and the final maturity date of such Loan, (b) as to any Eurodollar Loan having an Interest Period of three months or less, the last day of such Interest Period,
(c) as to any Eurodollar Loan having an Interest Period longer than three months, each day that is three months, or a whole multiple thereof, after the first day of such Interest Period and the last day of such Interest Period and
(d) as to any Loan (other than any Revolving Loan that is an ABR Loan and any Swingline Loan), the date of any repayment or prepayment made in respect thereof.

     "Interest Period": as to any Eurodollar Loan, (a) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Eurodollar Loan and ending one, two, three, six or, if consented to by (which consent shall not be unreasonably withheld) each Lender under the relevant Facility, nine or twelve months thereafter, as selected by the Borrower in its notice of borrowing or notice of conversion, as the case may be, given with respect thereto; and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurodollar Loan and ending one, two, three, six or, if consented to by (which consent shall not be unreasonably withheld) each Lender under the relevant Facility, nine or twelve months thereafter, as selected by the Borrower by irrevocable notice to the Administrative Agent not less than three Business Days prior to the last day of the then current Interest Period with respect thereto; provided that, all of the foregoing provisions relating to Interest Periods are subject to the following:

     () if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

     () the Borrower may not select an Interest Period under a particular Facility that would extend beyond the Revolving Termination Date or beyond the date final payment is due on the Tranche A Term Loans, the Tranche B Term Loans or the relevant Incremental Term Loans, as the case may be;

     () any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month; and

     () the Borrower shall select Interest Periods so as not to require a payment or prepayment of any Eurodollar Loan during an Interest Period for such Loan.

     "Investments": as defined in Section 7.7.

     "Issuing Lender": each of the Administrative Agent and any other Revolving Lender that has agreed in its sole discretion to act as an "Issuing Lender" hereunder and that has been approved in writing by the Administrative Agent as an "Issuing Lender" hereunder, in each case in its capacity as issuer of any Letter of Credit.

     "L/C Commitment": $25,000,000.

     "L/C Fee Payment Date": the last day of each March, June, September and December and the last day of the Revolving Commitment Period.

     "L/C Obligations": at any time, an amount equal to the sum of (a) the aggregate then undrawn and unexpired amount of the then outstanding Letters of Credit and (b) the aggregate amount of drawings under Letters of Credit that have not then been reimbursed pursuant to Section 3.5.

     "L/C Participants": with respect to any Letter of Credit, the collective reference to all Revolving Lenders other than the Issuing Lender that issued such Letter of Credit.

     "Lenders": as defined in the preamble hereto; provided, that unless the context otherwise requires, each reference herein to the Lenders shall be deemed to include any Conduit Lender.

     "Letters of Credit": as defined in Section 3.1(a).

     "License": as to any Person, any license, permit, certificate of need, authorization, certification, accreditation, franchise, approval, or grant of rights by any Governmental Authority or other Person necessary or appropriate for such Person to own, maintain, or operate its business or property, including FCC Licenses.

     "Lien": any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing).

     "Loan": any loan made or held by any Lender pursuant to this Agreement.

     "Loan Documents": this Agreement, any Notes and the Guarantee and Collateral Agreement.

     "Loan Parties": Holdings, the Borrower and each Subsidiary of the Borrower that is a party to a Loan Document.

     "Majority Facility Lenders": with respect to any Facility, the holders of more than 50% of the aggregate unpaid principal amount of the Term Loans or the Total Revolving Extensions of Credit, as the case may be, outstanding under such Facility (or, in the case of the Revolving Facility, prior to any termination of the Revolving Commitments, the holders of more than 50% of the Total Revolving Commitments).

     "Management Fee Agreement": the Management Agreement dated as of November 12, 1999 between the Borrower and Charter Communications, Inc.

     "Material Adverse Effect": a material adverse effect on (a) the business, property, operations or condition (financial or otherwise) of the Borrower and its Subsidiaries taken as a whole or (b) the validity or enforceability of any material provision of this Agreement or any of the other Loan Documents or the rights or remedies of the Administrative Agent or the Lenders hereunder or thereunder.

     "Materials of Environmental Concern": any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any hazardous or toxic substances, materials or wastes, defined or regulated as such in or under any Environmental Law, including asbestos, polychlorinated biphenyls and urea-formaldehyde insulation.

     "Multiemployer Plan": a Plan that is a multiemployer plan as defined in
Section 4001(a)(3) of ERISA.

     "Net Cash Proceeds": (a) in connection with any Asset Sale or any Recovery Event, the proceeds thereof in the form of cash and Cash Equivalents (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received) of such Asset Sale or Recovery Event, net of attorneys' fees, accountants' fees, investment banking fees, amounts required to be applied to the repayment of Indebtedness secured by a Lien expressly permitted hereunder on any asset that is the subject of such Asset Sale or Recovery Event (other than any Lien pursuant to the Guarantee and Collateral Agreement) and other customary fees and expenses actually incurred in connection therewith and net of taxes paid or reasonably estimated to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements) and (b) in connection with any issuance or sale of Equity Interests or any incurrence of Indebtedness, the cash proceeds received from such issuance or incurrence, net of attorneys' fees, investment banking fees, accountants' fees, underwriting discounts and commissions and other customary fees and expenses actually incurred in connection therewith.

     "New Lender": as defined in Section 2.1(d).

     "New Lender Supplement": as defined in Section 2.1(d).

     "Non-Excluded Taxes": as defined in Section 2.17(a).

     "Non-Recourse Subsidiary": (a) any Subsidiary of the Borrower created, acquired or activated by the Borrower or any of its Subsidiaries in connection with any Investment made pursuant to Section 7.7(g) and designated as such by the Borrower substantially concurrently with such creation, acquisition or activation and (b) any Subsidiary of such designated Subsidiary, provided, that
(i) at no time shall any creditor of any such Subsidiary have any claim (whether pursuant to a Guarantee Obligation, by operation of law or otherwise) against the Borrower or any of its other Subsidiaries (other than another Non-Recourse Subsidiary) in respect of any Indebtedness or other obligation of any such Subsidiary (other than in respect of a non-recourse pledge of Equity Interests in such Subsidiary); (ii) neither the Borrower nor any of its Subsidiaries (other than another Non-Recourse Subsidiary) shall become a general partner of any such Subsidiary; (iii) no default with respect to any Indebtedness of any such Subsidiary (including any right which the holders thereof may have to take enforcement action against any such Subsidiary) shall permit (upon notice, lapse of time or both) any holder of any Indebtedness of the Borrower or its other Subsidiaries (other than another Non-Recourse Subsidiary) to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its final scheduled maturity; (iv) no such Subsidiary shall own any Equity Interests of, or own or hold any Lien on any property of, the Borrower or any other Subsidiary of the Borrower (other than another Non-Recourse Subsidiary); (v) no Investments may be made in any such Subsidiary by the Borrower or any of its Subsidiaries (other than another Non-Recourse Subsidiary) except pursuant to Section 7.7(g); (vi) the Borrower shall not directly own any Equity Interests in such Subsidiary; and (vii) at the time of such designation, no Default or Event of Default shall have occurred and be continuing or would result therefrom. It is understood that Non-Recourse Subsidiaries shall be disregarded for the purposes of any calculation pursuant to this Agreement relating to financial matters with respect to the Borrower.

     "Non-U.S. Lender": as defined in Section 2.17(d).

     "Notes": the collective reference to any promissory note evidencing Loans.

     "Other Taxes": any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

     "Participant": as defined in Section 10.6(b).

     "Paul Allen Contributions": any capital contribution made by Paul G. Allen, directly or indirectly, to the Borrower or any of its Subsidiaries.

     "Paul Allen Group": the collective reference to (a) Paul G. Allen, (b) his estate, spouse, immediate family members and heirs and (c) any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners or other owners of which consist exclusively of Paul G. Allen or such other Persons referred to in clause (b) above or a combination thereof.

     "PBGC": the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).

     "Permitted Line of Business": as defined in Section 7.14(a).

     "Person": an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

     "Plan": at a particular time, any employee benefit plan that is covered by ERISA and in respect of which the Borrower or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an "employer" as defined in Section 3(5) of ERISA.

     "Pole Agreement": any pole attachment agreement or underground conduit use agreement entered into in connection with the operation of any CATV System.

     "Pricing Grid": the pricing grid attached hereto as Annex A.

     "Prime Rate": the rate of interest per annum publicly announced from time to time by the Administrative Agent or its relevant affiliate as its prime rate in effect (the Prime Rate not being intended to be the lowest rate of interest charged by the Administrative Agent or its relevant affiliate in connection with extensions of credit to debtors).

     "Properties": as defined in Section 4.17(a).

     "Qualified Indebtedness": (a) with respect to a Qualified Parent Company, any Indebtedness (i) which is issued in a Rule 144A private placement or registered public offering, (ii) which is not held by any Affiliate of the Borrower and (iii) as to which 100% of the Net Cash Proceeds thereof are used by such Qualified Parent Company to make Investments in one or more of its Subsidiaries engaged substantially in businesses of the type described in
Section 7.14(a) and/or to refinance other Qualified Indebtedness or Indebtedness of the Borrower and (b) with respect to an Affiliate of the Borrower, any Indebtedness as to which 100% of the Net Cash Proceeds thereof were contributed to the Borrower.

     "Qualified Parent Company": Charter Communications Holding Company, LLC or any of its direct or indirect Subsidiaries, in each case provided that the Borrower shall be a Subsidiary of such Person.

     "Recovery Event": any settlement of or payment in respect of any property or casualty insurance claim or any condemnation proceeding relating to any asset of the Borrower or any of its Subsidiaries.

     "Refunded Swingline Loans": as defined in Section 2.5(b).

     "Refunding Date": as defined in Section 2.5(c).

     "Register": as defined in Section 10.6(d).

     "Regulation U": Regulation U of the Board as in effect from time to time.

     "Reimbursement Obligation": the obligation of the Borrower to reimburse the relevant Issuing Lender pursuant to Section 3.5 for amounts drawn under Letters of Credit.

     "Reinvestment Deadline": as defined in the definition of "Reinvestment Notice".

     "Reinvestment Deferred Amount": with respect to any Reinvestment Event, the aggregate Net Cash Proceeds received by the Borrower or any of its Subsidiaries in connection therewith that are not applied to prepay the Term Loans pursuant to Section 2.9(a) as a result of the delivery of a Reinvestment Notice.

     "Reinvestment Event": any Asset Sale or Recovery Event in respect of which the Borrower has delivered a Reinvestment Notice.

     "Reinvestment Notice": a written notice executed by a Responsible Officer and delivered to the Administrative Agent within twelve months after any Asset Sale or Recovery Event, stating that (a) no Event of Default has occurred and is continuing, (b) the Borrower (directly or indirectly through a Subsidiary) intends and expects to use all or a specified portion of the Net Cash Proceeds of such Asset Sale or Recovery Event to acquire assets useful in its business, on or prior to the earlier of (i) the date that is eighteen months from the date of receipt of such Net Cash Proceeds and (ii) the date on which such proceeds would be required to be applied, or to be offered to be applied, to prepay, redeem or defease any Indebtedness of the Borrower or any of its Affiliates (other than Indebtedness under this Agreement) if not applied as described above (such earlier date, the "Reinvestment Deadline"), and (c) such use will not require redemptions or prepayments (or offers to make redemptions or prepayments) of any other Indebtedness of the Borrower or any of its Affiliates.

     "Reinvestment Prepayment Amount": with respect to any Reinvestment Event, the Reinvestment Deferred Amount relating thereto less any amount expended prior to the relevant Reinvestment Prepayment Date to acquire assets useful in the Borrower's business.

     "Reinvestment Prepayment Date": with respect to any Reinvestment Event, the earlier of (a) the relevant Reinvestment Deadline and (b) the date on which the Borrower shall have determined not to, or shall have otherwise ceased to, acquire assets useful in the Borrower's business with all or any portion of the relevant Reinvestment Deferred Amount.

     "Reorganization": with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

     "Reportable Event": any of the events set forth in Section 4043(b) of ERISA, other than those events as to which the thirty day notice period is waived under subsections .27, .28, .29, .30, .31, .32, .34 or .35 of PBGC Reg. Sec. 4043.

     "Required Lenders": at any time, the holders of more than 50% of the sum of
(a) the aggregate unpaid principal amount of the Term Loans then outstanding,
(b) the aggregate unutilized Tranche A Term Commitments then in effect and (c) the Total Revolving Commitments then in effect or, if the Revolving Commitments have been terminated, the Total Revolving Extensions of Credit then outstanding.

     "Required Prepayment Lenders": the Majority Facility Lenders in respect of each Facility (with the Tranche B Term Facility and the Incremental Term Facility being treated for this purpose as a single Facility).

     "Requirement of Law": as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

     "Responsible Officer": the chief executive officer, president or chief financial officer of the Borrower, but in any event, with respect to financial matters, any of the chief financial officer or any other financial officer of the Borrower.

     "Restricted Payments": as defined in Section 7.6.

     "Revolving Aggregate Committed Amount": the sum of the Total Revolving Commitments as in effect on the Closing Date and the amount of any increases therein effected pursuant to Section 2.1(c).

     "Revolving Commitment": as to any Lender, the obligation of such Lender, if any, to make Revolving Loans and participate in Swingline Loans and Letters of Credit in an aggregate principal and/or face amount not to exceed the amount set forth under the heading "Revolving Commitment" opposite such Lender's name on
Schedule 1.1 or in the Assignment and Acceptance or New Lender Supplement pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof. The original amount of the Total Revolving Commitments is $350,000,000.

     "Revolving Commitment Period": the period from and including the Closing Date to the Revolving Termination Date.

     "Revolving Extensions of Credit": as to any Revolving Lender at any time, an amount equal to the sum of (a) the aggregate principal amount of all Revolving Loans held by such Lender then outstanding, (b) such Lender's Revolving Percentage of the L/C Obligations then outstanding and (c) such Lender's Revolving Percentage of the aggregate principal amount of Swingline Loans then outstanding.

     "Revolving Facility": as defined in the definition of "Facility".

     "Revolving Lender": each Lender that has a Revolving Commitment or that holds Revolving Extensions of Credit.

     "Revolving Loans": as defined in Section 2.1(b).

     "Revolving Percentage": as to any Revolving Lender at any time, the percentage which such Lender's Revolving Commitment then constitutes of the Total Revolving Commitments (or, at any time after the Revolving Commitments shall have expired or terminated, the percentage which the aggregate principal amount of such Lender's Revolving Loans then outstanding constitutes of the aggregate principal amount of the Revolving Loans then outstanding).

     "Revolving Termination Date": May 12, 2008.

     "SEC": the Securities and Exchange Commission, any successor thereto and any analogous Governmental Authority.

     "Shell Subsidiary": any Subsidiary of the Borrower that is a "shell" company having (a) assets (either directly or through any Subsidiary or other Equity Interests) with an aggregate value not exceeding $10,000 and (b) no operations.

     "Single Employer Plan": any Plan that is covered by Title IV of ERISA, but that is not a Multiemployer Plan.

     "Solvent": when used with respect to any Person, means that, as of any date of determination, (a) the amount of the "present fair saleable value" of the assets of such Person will, as of such date, exceed the amount of all "liabilities of such Person, contingent or otherwise", as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its debts as such debts become absolute and matured, (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business, and (d) such Person will be able to pay its debts as they mature. For purposes of this definition, (i) "debt" means liability on a "claim", and
(ii) "claim" means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.

     "Specified Agents": the collective reference to the Administrative Agent and the Syndication Agents.

     "Specified Change of Control": a "Change of Control" or any defined term having a comparable purpose contained in the documentation governing any Holdings Debt or any Specified Long-Term Indebtedness.

     "Specified Holdings Subsidiary": each Subsidiary of Holdings other than the Borrower and its Subsidiaries.

     "Specified Long-Term Indebtedness": any Indebtedness incurred pursuant to
Section 7.2(f).

     "Specified Subordinated Debt": any Indebtedness of the Borrower issued directly or indirectly to Paul G. Allen or any of his Affiliates, so long as such Indebtedness (a) qualifies as Specified Long-Term Indebtedness and (b) has terms and conditions substantially identical to those set forth in Exhibit H.

     "Subsidiary": as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly, through one or more intermediaries, or both, by such Person; provided, that Non-Recourse Subsidiaries shall be deemed not to constitute "Subsidiaries" for the purposes of this Agreement (other than the definition of "Non-Recourse Subsidiary"). Unless otherwise qualified, all references to a "Subsidiary" or to "Subsidiaries" in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower.

     "Subsidiary Guarantor": each Subsidiary of the Borrower other than any Foreign Subsidiary and any Excluded Acquired Subsidiary.

     "Swingline Commitment": the obligation of the Swingline Lender to make Swingline Loans pursuant to Section 2.4 in an aggregate principal amount at any one time outstanding not to exceed $25,000,000.

     "Swingline Lender": Toronto Dominion (Texas), Inc., in its capacity as the lender of Swingline Loans.

     "Swingline Loans": as defined in Section 2.4.

     "Swingline Participation Amount": as defined in Section 2.5.

     "Syndication Agents": as defined in the preamble hereto.

     "Term Lenders": the collective reference to the Tranche A Term Lenders, the Tranche B Term Lenders and the Incremental Term Lenders.

     "Term Loans": the collective reference to the Tranche A Term Loans, Tranche B Term Loans and Incremental Term Loans.

     "Threshold Management Fee Date": any date on which, both before and after giving pro forma effect to the payment of any previously deferred management fees pursuant to Section 7.8(c) (including any Indebtedness incurred in connection therewith), the Consolidated Interest Coverage Ratio, determined in respect of the most recent period of four consecutive fiscal quarters for which the relevant financial information is available, is greater than 2.25 to 1.0.

     "Threshold Transaction Date": any date on which, both before and after giving pro forma effect to a particular transaction (including any Indebtedness incurred in connection therewith), the Consolidated Interest Coverage Ratio, determined in respect of the most recent period of four consecutive fiscal quarters for which the relevant financial information is available, is greater than 1.75 to 1.0.

     "Total Revolving Commitments": at any time, the aggregate amount of the Revolving Commitments then in effect.

     "Total Revolving Extensions of Credit": at any time, the aggregate amount of the Revolving Extensions of Credit of the Revolving Lenders outstanding at such time.

     "Tranche A Aggregate Funded Amount": the sum of the aggregate principal amount of Tranche A Term Loans made pursuant to Section 2.1(a) and the aggregate principal amount of Tranche A Term Loans made pursuant to Section 2.1(c).

     "Tranche A Term Commitment": as to any Tranche A Term Lender, the obligation of such Lender to make a Tranche A Term Loan to the Borrower hereunder in a principal amount not to exceed the amount set forth under the heading "Tranche A Term Commitment" opposite such Lender's name on Schedule 1.1 or in the Assignment and Acceptance pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof. The original aggregate amount of the Tranche A Term Commitments is $450,000,000.

     "Tranche A Term Facility": as defined in the definition of "Facility".

     "Tranche A Term Lender": each Lender that has a Tranche A Term Commitment or is the holder of a Tranche A Term Loan.

     "Tranche A Term Loan": as defined in Section 2.1(a).

     "Tranche A Term Percentage": as to any Tranche A Term Lender at any time, the percentage which the aggregate principal amount of such Lender's Tranche A Term Loans then outstanding constitutes of the aggregate principal amount of all Tranche A Term Loans then outstanding.

     "Tranche B Aggregate Funded Amount": the aggregate principal amount of Tranche B Term Loans made on the Closing Date.

     "Tranche B Term Commitment": as to any Tranche B Term Lender, the obligation of such Lender to make a Tranche B Term Loan to the Borrower hereunder in a principal amount not to exceed the amount set forth under the heading "Tranche B Term Commitment" opposite such Lender's name on Schedule 1.1. The original aggregate amount of the Tranche B Term Commitments is $400,000,000.

     "Tranche B Term Facility": as defined in the definition of "Facility".

     "Tranche B Term Lender": each Lender that has a Tranche B Term Commitment or that holds a Tranche B Term Loan.

     "Tranche B Term Loan": as defined in Section 2.1(a).

     "Tranche B Term Percentage": as to any Tranche B Term Lender at any time, the percentage which the aggregate principal amount of such Lender's Tranche B Term Loans then outstanding constitutes of the aggregate principal amount of all Tranche B Term Loans then outstanding.

     "Transferee": any Assignee or Participant.

     "Type": as to any Loan, its nature as an ABR Loan or a Eurodollar Loan.

     "United States": the United States of America.

     "Wholly Owned Subsidiary": as to any Person, any other Person all of the Equity Interests of which (other than directors' qualifying shares required by law) are owned by such Person directly or through other Wholly Owned Subsidiaries or a combination thereof.

     "Wholly Owned Subsidiary Guarantor": any Subsidiary Guarantor that is a Wholly Owned Subsidiary of the Borrower.

     . Other Definitional Provisions; Pro Forma Calculations. () Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

     () As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, (i) accounting terms relating to Holdings, the Borrower and its Subsidiaries not defined in
Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP, (ii) the words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation", (iii) the word "incur" shall be construed to mean incur, create, issue, assume, become liable in respect of or suffer to exist (and the words "incurred" and "incurrence" shall have correlative meanings), and (iv) the words "asset" and "property" shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Equity Interests, securities, revenues, accounts, leasehold interests, contract rights and any other "assets" as such term is defined under GAAP.

     () The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

     () The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

     () For the purposes of calculating Annualized Operating Cash Flow, Annualized Pro Forma Operating Cash Flow, Consolidated Operating Cash Flow and Consolidated Interest Expense for any period (a "Test Period"), (i) if at any time from the period (a "Pro Forma Period") commencing on the second day of such Test Period and ending on the last day of such Test Period (or, in the case of any pro forma calculation made pursuant hereto in respect of a particular transaction, ending on the date such transaction is consummated and, unless otherwise expressly provided herein, after giving effect thereto), the Borrower or any Subsidiary shall have made any Material Disposition (as defined below), the Consolidated Operating Cash Flow for such Test Period shall be reduced by an amount equal to the Consolidated Operating Cash Flow (if positive) attributable to the property which is the subject of such Material Disposition for such Test Period or increased by an amount equal to the Consolidated Operating Cash Flow (if negative) attributable thereto for such Test Period, and Consolidated Interest Expense for such Test Period shall be reduced by an amount equal to the Consolidated Interest Expense for such Test Period attributable to any Indebtedness of the Borrower or any Subsidiary repaid, repurchased, defeased or otherwise discharged with respect to the Borrower and its Subsidiaries in connection with such Material Disposition (or, if the Equity Interests of any Subsidiary are sold, the Consolidated Interest Expense for such Test Period directly attributable to the Indebtedness of such Subsidiary to the extent the Borrower and its continuing Subsidiaries are no longer liable for such Indebtedness after such Disposition); (ii) if during such Pro Forma Period the Borrower or any Subsidiary shall have made a Material Acquisition (as defined below), Consolidated Operating Cash Flow and Consolidated Interest Expense for such Test Period shall be calculated after giving pro forma effect thereto (including the incurrence or assumption of any Indebtedness in connection therewith) as if such Material Acquisition (and the incurrence or assumption of any such Indebtedness) occurred on the first day of such Test Period; (iii) if during such Pro Forma Period any Person that subsequently became a Subsidiary or was merged with or into the Borrower or any Subsidiary since the beginning of such Pro Forma Period shall have entered into any disposition or acquisition transaction that would have required an adjustment pursuant to clause (i) or
(ii) above if made by the Borrower or a Subsidiary during such Pro Forma Period, Consolidated Operating Cash Flow and Consolidated Interest Expense for such Test Period shall be calculated after giving pro forma effect thereto as if such transaction occurred on the first day of such Test Period; and (iv) in the case of determinations in connection with transactions involving the incurrence of Indebtedness, Consolidated Interest Expense shall be calculated after giving pro forma effect thereto (and all other incurrences of Indebtedness during such Pro Forma Period) as if such Indebtedness was incurred on the first day of such Test Period. For the purposes of this paragraph, pro forma calculations regarding the amount of income or earnings relating to any Material Disposition or Material Acquisition and the amount of Consolidated Interest Expense associated with any discharge or incurrence of Indebtedness shall in each case be determined in good faith by a Responsible Officer of the Borrower. If any Indebtedness bears a floating rate of interest and the incurrence or assumption thereof is being given pro forma effect, the interest expense on such Indebtedness shall be calculated as if the rate in effect on the last day of the relevant Pro Forma Period had been the applicable rate for the entire relevant Test Period (taking into account any interest rate protection agreement applicable to such Indebtedness if such interest rate protection agreement has a remaining term in excess of 12 months). As used in this Section 1.2(e), "Material Acquisition" means any acquisition of property or series of related acquisitions of property that (i) constitutes assets comprising all or substantially all of an operating unit of a business or constitutes all or substantially all of the Equity Interests of a Person and (ii) involves the payment of Consideration by the Borrower and its Subsidiaries in excess of $1,000,000; and "Material Disposition" means any Disposition of property or series of related Dispositions of property that yields gross proceeds to the Borrower or any of its Subsidiaries in excess of $1,000,000.

                    SECTION . AMOUNT AND TERMS OF COMMITMENTS

     . Commitments; Increases in the Tranche A Term Facility and the Revolving Facility; Incremental Term Loans. (a) Subject to the terms and conditions hereof, (i) each Tranche A Term Lender severally agrees to make one or more term loans (each, a "Tranche A Term Loan") to the Borrower in an aggregate amount not to exceed the amount of the Tranche A Term Commitment of such Lender, (ii) each Tranche B Term Lender severally agrees to make a term loan (each, a "Tranche B Term Loan") to the Borrower in an amount not to exceed the amount of the Tranche B Term Commitment of such Lender and (iii) each Incremental Term Lender severally agrees to make one or more term loans (each, an "Incremental Term Loan") to the extent provided in Section 2.1(c). The Term Loans may from time to time be Eurodollar Loans or ABR Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 2.2 and 2.10. Except as otherwise provided in Section 2.1(c), Tranche A Term Loans may only be made on the Closing Date and one other date selected by the Borrower during the period from the Closing Date to the earlier of March 31, 2000 and the date that is 90 days after the Closing Date (such earlier date, the "Tranche A Commitment Termination Date"), with the aggregate amount of Tranche A Term Loans made on such other date not exceeding $250,000,000. Any unutilized Tranche A Term Commitments shall automatically terminate on the Tranche A Commitment Termination Date. Except as otherwise provided in Section 2.1(c), Tranche B Term Loans may only be made on the Closing Date.

     (b) Subject to the terms and conditions hereof, each Revolving Lender severally agrees to make revolving credit loans ("Revolving Loans") to the Borrower from time to time during the Revolving Commitment Period in an aggregate principal amount at any one time outstanding which, when added to such Lender's Revolving Percentage of the sum of (i) the L/C Obligations then outstanding and (ii) the aggregate principal amount of the Swingline Loans then outstanding, does not exceed the amount of such Lender's Revolving Commitment. During the Revolving Commitment Period the Borrower may use the Revolving Commitments by borrowing, prepaying the Revolving Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof. The Revolving Loans may from time to time be Eurodollar Loans or ABR Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 2.2 and 2.10.

     (c) The Borrower and any one or more Lenders (including New Lenders) may from time to time agree that such Lenders shall make, obtain or increase the amount of their Tranche A Term Loans, Incremental Term Loans or Revolving Commitments, as applicable, by executing and delivering to the Administrative Agent an Increased Facility Activation Notice specifying (i) the amount of such increase and the Facility or Facilities involved, (ii) the applicable Increased Facility Closing Date and (iii) in the case of Incremental Term Loans, (x) the applicable Incremental Term Maturity Date, (y) the amortization schedule for such Incremental Term Loans, which shall comply with Section 2.3, and (z) the Applicable Margin for such Incremental Term Loans. Notwithstanding the foregoing, without the consent of the Required Lenders, (i) the aggregate amount of borrowings of Incremental Term Loans shall not exceed an amount equal to (w) $300,000,000 plus (x) the aggregate principal amount of optional prepayments of Term Loans made pursuant to Section 2.8 or optional reductions of the Revolving Commitments pursuant to Section 2.7 (provided that the amount described in this clause (x) shall not exceed $150,000,000) minus (y) the aggregate amount of incremental Tranche A Term Loans or incremental Revolving Commitments obtained pursuant to this paragraph, (ii) the aggregate amount of incremental Tranche A Term Loans and incremental Revolving Commitments obtained pursuant to this paragraph shall not exceed $150,000,000, (iii) incremental Tranche A Term Loans may not be made on or after March 31, 2003, (iv) incremental Revolving Commitments may not be obtained on or after December 31, 2004, (v) each increase effected pursuant to this paragraph shall be in a minimum amount of at least $50,000,000 and (vi) no more than five Increased Facility Closing Dates may be selected by the Borrower during the term of this Agreement. No Lender shall have any obligation to participate in any increase described in this paragraph unless it agrees to do so in its sole discretion.

     (d) Any additional bank, financial institution or other entity which, with the consent of the Borrower and the Administrative Agent (which consent shall not be unreasonably withheld), elects to become a "Lender" under this Agreement in connection with any transaction described in Section 2.1(c) shall execute a New Lender Supplement (each, a "New Lender Supplement"), substantially in the form of Exhibit D-2, whereupon such bank, financial institution or other entity (a "New Lender") shall become a Lender for all purposes and to the same extent as if originally a party hereto and shall be bound by and entitled to the benefits of this Agreement.

     (e) Unless otherwise agreed by the Administrative Agent, on each Increased Facility Closing Date (other than in respect of Incremental Term Loans), the Borrower shall borrow Tranche A Term Loans under the increased Tranche A Term Facility, or shall borrow Revolving Loans under the increased Revolving Commitments, as the case may be, from each Lender participating in the relevant increase in an amount determined by reference to the amount of each Type of Loan (and, in the case of Eurodollar Loans, of each Eurodollar Tranche) which would then have been outstanding from such Lender if (i) each such Type or Eurodollar Tranche had been borrowed or effected on such Increased Facility Closing Date and (ii) the aggregate amount of each such Type or Eurodollar Tranche requested to be so borrowed or effected had been proportionately increased. The Eurodollar Base Rate applicable to any Eurodollar Loan borrowed pursuant to the preceding sentence shall equal the Eurodollar Base Rate then applicable to the Eurodollar Loans of the other Lenders in the same Eurodollar Tranche (or, until the expiration of the then-current Interest Period, such other rate as shall be agreed upon between the Borrower and the relevant Lender).

     . Procedure for Borrowing. In order to effect a borrowing hereunder, the Borrower shall give the Administrative Agent irrevocable notice (which notice must be received by the Administrative Agent prior to 12:00 Noon, Houston time,
(a) three Business Days prior to the requested Borrowing Date, in the case of Eurodollar Loans, or (b) one Business Day prior to the requested Borrowing Date, in the case of ABR Loans), specifying (i) the Facility under which such Loan is to be borrowed, (ii) the amount and Type of Loans to be borrowed, (iii) the requested Borrowing Date and (iv) in the case of Eurodollar Loans, the respective amounts of each such Type of Loan and the respective lengths of the initial Interest Period therefor. Any Loans made on the Closing Date shall initially be ABR Loans. Each borrowing shall be in an aggregate amount equal to
(x) in the case of ABR Loans, $5,000,000 or a whole multiple of $1,000,000 in excess thereof (or, if the then aggregate Available Revolving Commitments are less than $5,000,000, such lesser amount) and (y) in the case of Eurodollar Loans, $10,000,000 or a whole multiple of $1,000,000 in excess thereof; provided, that the Swingline Lender may request, on behalf of the Borrower, borrowings under the Revolving Commitments that are ABR Loans in other amounts pursuant to Section 2.5. Upon receipt of any such notice from the Borrower, the Administrative Agent shall promptly notify each relevant Lender thereof. Each relevant Lender will make the amount of its pro rata share of each borrowing available to the Administrative Agent for the account of the Borrower at the Funding Office prior to 11:00 A.M., Houston time, on the Borrowing Date requested by the Borrower in funds immediately available to the Administrative Agent. Such borrowing will then be made available not later than 2:00 P.M., Houston time, to the Borrower by the Administrative Agent crediting the account of the Borrower on the books of such office with the aggregate of the amounts made available to the Administrative Agent by the relevant Lenders and in like funds as received by the Administrative Agent.

     . Repayment of Loans. (a) The Tranche A Term Loans of each Tranche A Term Lender shall mature in 22 consecutive quarterly installments, commencing on March 31, 2003, each of which shall be in an amount equal to such Lender's Tranche A Term Percentage multiplied by the percentage of the Tranche A Aggregate Funded Amount set forth below opposite such installment:

         Installment                Percentage
         -----------                ----------
         March 31, 2003             2.5%
         June 30, 2003              2.5%
         September 30, 2003         2.5%

         Installment                Percentage
         -----------                ----------
         December 31, 2003          2.5%
         March 31, 2004             3.75%
         June 30, 2004              3.75%
         September 30, 2004         3.75%
         December 31, 2004          3.75%
         March 31, 2005             3.75%
         June 30, 2005              3.75%
         September 30, 2005         3.75%
         December 31, 2005          3.75%
         March 31, 2006             5.0%
         June 30, 2006              5.0%
         September 30, 2006         5.0%
         December 31, 2006          5.0%
         March 31, 2007             6.25%
         June 30, 2007              6.25%
         September 30, 2007         6.25%
         December 31, 2007          6.25%
         March 31, 2008             7.5%
         May 12, 2008               7.5%

     (b) The Tranche B Term Loans of each Tranche B Term Lender shall mature in 24 consecutive quarterly installments (each due on the last day of each calendar quarter, except for the last such installment), commencing on March 31, 2003, each of which shall be in an amount equal to such Lender's Tranche B Term Percentage multiplied by (i) in the case of the first 23 such installments, 0.25% of the Tranche B Aggregate Funded Amount and (ii) in the case of the last such installment (which shall be due on November 12, 2008), 94.25% of the Tranche B Aggregate Funded Amount.

     (c) The Incremental Term Loans of each Incremental Term Lender shall mature in consecutive installments (which shall be no more frequent than quarterly) as specified in the Increased Facility Activation Notice pursuant to which such Incremental Term Loans were made, provided that, prior to the date that is six months after the final maturity of the Tranche B Term Loans, the aggregate amount of such installments for any four consecutive fiscal quarters shall not exceed 1% of the aggregate principal amount of such Incremental Term Loans on the date such Loans were first made.

     (d) The Total Revolving Commitments shall be permanently reduced on each of the dates set forth below by an aggregate amount equal to the percentage of the Revolving Aggregate Committed Amount set forth opposite such date:

                Date             Percentage
                ----             ----------
         December 31, 2004          10.0%
         December 31, 2005          15.0%
         December 31, 2006          30.0%
         December 31, 2007          30.0%
         May 12, 2008               15.0%

     (e) Any reduction or termination of the Revolving Commitments pursuant to this Section 2.3 shall be accompanied by prepayment of the Revolving Loans and/or Swingline Loans to the extent that the Total Revolving Extensions of Credit exceed the amount of the Total Revolving Commitments after giving effect thereto, provided that if the aggregate principal amount of Revolving Loans and Swingline Loans then outstanding is less than the amount of such excess (because L/C Obligations constitute a portion thereof), the Borrower shall, to the extent of the balance of such excess, replace outstanding Letters of Credit and/or deposit an amount in cash in a cash collateral account established with the Administrative Agent for the benefit of the Lenders on terms and conditions satisfactory to the Administrative Agent. The application of any prepayment pursuant to this paragraph shall be made, first, to ABR Loans and, second, to Eurodollar Loans. Each prepayment of the Loans under this paragraph (other than ABR Loans and Swingline Loans) shall be accompanied by accrued interest to the date of such prepayment on the amount prepaid.

     . Swingline Commitment. Subject to the terms and conditions hereof, the Swingline Lender agrees to make a portion of the credit otherwise available to the Borrower under the Revolving Commitments from time to time during the Revolving Commitment Period by making swingline loans ("Swingline Loans") to the Borrower; provided that (a) the aggregate principal amount of Swingline Loans outstanding at any time shall not exceed the Swingline Commitment then in effect (notwithstanding that the Swingline Loans outstanding at any time, when aggregated with the Swingline Lender's other outstanding Revolving Loans hereunder, may exceed the Swingline Commitment then in effect) and (b) the Borrower shall not request, and the Swingline Lender shall not make, any Swingline Loan if, after giving effect to the making of such Swingline Loan, the aggregate amount of the Available Revolving Commitments would be less than zero. During the Revolving Commitment Period, the Borrower may use the Swingline Commitment by borrowing, repaying and reborrowing, all in accordance with the terms and conditions hereof. Swingline Loans shall be ABR Loans only.

     . Procedure for Swingline Borrowing; Refunding of Swingline Loans. () Whenever the Borrower desires that the Swingline Lender make Swingline Loans it shall give the Swingline Lender irrevocable telephonic notice confirmed promptly in writing (which telephonic notice must be received by the Swingline Lender not later than 12:00 Noon, Houston time, on the proposed Borrowing Date), specifying
(i) the amount to be borrowed and (ii) the requested Borrowing Date (which shall be a Business Day during the Revolving Commitment Period). Each borrowing under the Swingline Commitment shall be in an amount equal to $1,000,000 or a whole multiple of $500,000 in excess thereof. Not later than 2:00 P.M., Houston time, on the Borrowing Date specified in a notice in respect of Swingline Loans, the Swingline Lender shall make available to the Administrative Agent at the Funding Office an amount in immediately available funds equal to the amount of the Swingline Loan to be made by the Swingline Lender. The Administrative Agent shall make the proceeds of such Swingline Loan available to the Borrower on such Borrowing Date by depositing such proceeds in the account of the Borrower with the Administrative Agent on such Borrowing Date in immediately available funds.

     () The Swingline Lender, at any time and from time to time in its sole and absolute discretion and in consultation with the Borrower (provided that the failure to so consult shall not affect the ability of the Swingline Lender to make the following request) may, on behalf of the Borrower (which hereby irrevocably directs the Swingline Lender to act on its behalf), on one Business Day's notice given by the Swingline Lender no later than 1:00 P.M., Houston time, request each Revolving Lender to make, and each Revolving Lender hereby agrees to make, a Revolving Loan, in an amount equal to such Revolving Lender's Revolving Percentage of the aggregate amount of the Swingline Loans (the "Refunded Swingline Loans") outstanding on the date of such notice, to repay the Swingline Lender. Each Revolving Lender shall make the amount of such Revolving Loan available to the Administrative Agent at the Funding Office in immediately available funds, not later than 11:00 A.M., Houston time, one Business Day after the date of such notice. The proceeds of such Revolving Loans shall be immediately made available by the Administrative Agent to the Swingline Lender for application by the Swingline Lender to the repayment of the Refunded Swingline Loans. The Borrower irrevocably authorizes the Swingline Lender to charge the Borrower's accounts with the Administrative Agent (up to the amount available in each such account) in order to immediately pay the amount of such Refunded Swingline Loans to the extent amounts received from the Revolving Lenders are not sufficient to repay in full such Refunded Swingline Loans.

     () If prior to the time a Revolving Loan would have otherwise been made pursuant to Section 2.5(b), one of the events described in Section 8(f) shall have occurred and be continuing with respect to the Borrower or if for any other reason, as determined by the Swingline Lender in its sole discretion, Revolving Loans may not be made as contemplated by Section 2.5(b), each Revolving Lender shall, on the date such Revolving Loan was to have been made pursuant to the notice referred to in

Section 2.5(b) (the "Refunding Date"), purchase for cash an undivided participating interest in the then outstanding Swingline Loans by paying to the Swingline Lender an amount (the "Swingline Participation Amount") equal to (i) such Revolving Lender's Revolving Percentage times (ii) the sum of the aggregate principal amount of Swingline Loans then outstanding that were to have been repaid with such Revolving Loans.

     () Whenever, at any time after the Swingline Lender has received from any Revolving Lender such Lender's Swingline Participation Amount, the Swingline Lender receives any payment on account of the Swingline Loans, the Swingline Lender will distribute to such Lender its Swingline Participation Amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender's participating interest was outstanding and funded and, in the case of principal and interest payments, to reflect such Lender's pro rata portion of such payment if such payment is not sufficient to pay the principal of and interest on all Swingline Loans then due); provided, however, that in the event that such payment received by the Swingline Lender is required to be returned, such Revolving Lender will return to the Swingline Lender any portion thereof previously distributed to it by the Swingline Lender.

     () Each Revolving Lender's obligation to make the Loans referred to in
Section 2.5(b) and to purchase participating interests pursuant to Section 2.5(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right that such Revolving Lender or the Borrower may have against the Swingline Lender, the Borrower or any other Person for any reason whatsoever;
(ii) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Section 5; (iii) any adverse change in the condition (financial or otherwise) of the Borrower; (iv) any breach of this Agreement or any other Loan Document by the Borrower, any other Loan Party or any other Revolving Lender; or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

     . Commitment Fees, etc. () The Borrower agrees to pay to the Administrative Agent for the account of each Revolving Lender and each Tranche A Term Lender a nonrefundable commitment fee for the period from and including the Closing Date to the last day of the Revolving Commitment Period or the date on which the Tranche A Term Commitments have been fully utilized or terminated, as the case may be, computed at the Commitment Fee Rate on the average daily amount of the Available Revolving Commitment or the unutilized Tranche A Term Commitment, as the case may be, of such Lender during the period for which payment is made, payable quarterly in arrears on the last day of each March, June, September and December and on the Revolving Termination Date or the date on which the Tranche A Term Commitments have been fully utilized or terminated, as the case may be, commencing on the first of such dates to occur after the date hereof.

     () The Borrower agrees to pay to the Administrative Agent the fees in the amounts and on the dates previously agreed to in writing by the Borrower and the Administrative Agent.

     . Termination or Reduction of Revolving Commitments. The Borrower shall have the right, upon not less than three Business Days' notice to the Administrative Agent, to terminate the Revolving Commitments or, from time to time, to reduce the amount of the Revolving Commitments; provided that no such termination or reduction of Revolving Commitments shall be permitted if, after giving effect thereto and to any prepayments of the Revolving Loans and Swingline Loans made on the effective date thereof, the Total Revolving Extensions of Credit would exceed the Total Revolving Commitments. Any such reduction shall be in an amount equal to $10,000,000, or a whole multiple of $1,000,000 in excess thereof, shall reduce permanently the Revolving Commitments then in effect and shall be applied pro rata to the scheduled reductions thereof.

     . Optional Prepayments. The Borrower may at any time and from time to time prepay the Loans, in whole or in part, without premium or penalty, upon irrevocable notice delivered to the

Administrative Agent at least three Business Days prior thereto in the case of Eurodollar Loans and at least one Business Day prior thereto in the case of ABR Loans, which notice shall specify the date and amount of prepayment and whether the prepayment is of Eurodollar Loans or ABR Loans; provided, that if a Eurodollar Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, the Borrower shall also pay any amounts owing pursuant to Section 2.18. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with (except in the case of Revolving Loans that are ABR Loans and Swingline Loans) accrued interest to such date on the amount prepaid. Partial prepayments of Term Loans and Revolving Loans shall be in an aggregate principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof. Partial prepayments of Swingline Loans shall be in an aggregate principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof.

     . Mandatory Prepayments. () Unless the Required Prepayment Lenders shall otherwise agree, if on any date the Borrower or any of its Subsidiaries shall receive Net Cash Proceeds from any Asset Sale or Recovery Event then, (i) unless a Reinvestment Notice shall be delivered in respect thereof, such Net Cash Proceeds shall be applied within two Business Days after the deadline by which such Reinvestment Notice is otherwise required to be delivered in respect of such Asset Sale or Recovery Event toward the prepayment of the Term Loans (provided that the foregoing requirement shall not apply to the first $10,000,000 of aggregate Net Cash Proceeds received after the Closing Date) and
(ii) on each Reinvestment Prepayment Date, an amount equal to the Reinvestment Prepayment Amount with respect to the relevant Reinvestment Event shall be applied toward the prepayment of the Term Loans.

     () The application of any prepayment pursuant to this Section 2.9 shall be made, first, to ABR Loans and, second, to Eurodollar Loans. Each prepayment of the Loans under this Section 2.9 shall be accompanied by accrued interest to the date of such prepayment on the amount prepaid.

     . Conversion and Continuation Options. () The Borrower may elect from time to time to convert Eurodollar Loans to ABR Loans by giving the Administrative Agent at least three Business Days' prior irrevocable notice of such election, provided that any such conversion of Eurodollar Loans may only be made on the last day of an Interest Period with respect thereto. The Borrower may elect from time to time to convert ABR Loans to Eurodollar Loans by giving the Administrative Agent at least three Business Days' prior irrevocable notice of such election (which notice shall specify the length of the initial Interest Period therefor), provided that no ABR Loan may be converted into a Eurodollar Loan when any Event of Default has occurred and is continuing. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

     () Any Eurodollar Loan may be continued as such upon the expiration of the then current Interest Period with respect thereto by the Borrower giving irrevocable notice to the Administrative Agent, in accordance with the applicable provisions of the term "Interest Period" set forth in Section 1.1, of the length of the next Interest Period to be applicable to such Loans, provided that (i) no Eurodollar Loan may be continued as such when any Event of Default has occurred and is continuing and (ii) if the Borrower shall fail to give any required notice as described above in this paragraph, the relevant Eurodollar Loans shall be automatically converted to Eurodollar Loans having a one-month Interest Period on the last day of the then expiring Interest Period. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

     . Limitations on Eurodollar Tranches. Notwithstanding anything to the contrary in this Agreement, all borrowings, conversions and continuations of Eurodollar Loans hereunder and all selections of Interest Periods hereunder shall be in such amounts and be made pursuant to such elections so that, (a) after giving effect thereto, the aggregate principal amount of the Eurodollar Loans comprising each Eurodollar Tranche shall be equal to $10,000,000 or a whole multiple of $1,000,000 in excess thereof and (b) no more than fifteen Eurodollar Tranches shall be outstanding at any one time.

     . Interest Rates and Payment Dates. () Each Eurodollar Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurodollar Rate determined for such day plus the Applicable Margin.

     () Each ABR Loan shall bear interest at a rate per annum equal to the ABR plus the Applicable Margin.

     () (i) If all or a portion of the principal amount of any Loan or Reimbursement Obligation shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), all outstanding Loans and Reimbursement Obligations (whether or not overdue) shall bear interest at a rate per annum equal to (x) in the case of the Loans, the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section plus 2% or (y) in the case of Reimbursement Obligations, the rate applicable to ABR Loans under the Revolving Facility plus 2%, and (ii) if all or a portion of any interest payable on any Loan or Reimbursement Obligation or any commitment fee or other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to the rate then applicable to ABR Loans under the relevant Facility plus 2% (or, in the case of any such other amounts that do not relate to a particular Facility, the rate then applicable to ABR Loans under the Revolving Facility plus 2%), in each case, with respect to clauses (i) and (ii) above, from the date of such non-payment until such amount is paid in full (as well after as before judgment).

     () Interest shall be payable in arrears on each Interest Payment Date, provided that interest accruing pursuant to paragraph (c) of this Section shall be payable from time to time on demand.

     . Computation of Interest and Fees. () Interest and fees payable pursuant hereto shall be calculated on the basis of a 360-day year for the actual days elapsed, except that, with respect to ABR Loans the rate of interest on which is calculated on the basis of the Prime Rate, the interest thereon shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed. The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of each determination of a Eurodollar Rate. Any change in the interest rate on a Loan resulting from a change in the ABR or the Eurocurrency Reserve Requirements shall become effective as of the opening of business on the day on which such change becomes effective. The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of the effective date and the amount of each such change in interest rate.

     () Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error. The Administrative Agent shall, at the request of the Borrower, deliver to the Borrower a statement showing the quotations used by the Administrative Agent in determining any interest rate pursuant to Section 2.12(a).

     . Inability to Determine Interest Rate. If prior to the first day of any Interest Period:

          () the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Borrower) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period, or

          () the Administrative Agent shall have received notice from the Majority Facility Lenders in respect of the relevant Facility that the Eurodollar Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders (as conclusively certified by such Lenders) of making or maintaining their affected Loans during such Interest Period, the Administrative Agent shall give telecopy or telephonic notice thereof to the Borrower and the relevant Lenders as soon as practicable thereafter. If such notice is given (x) any Eurodollar Loans under the relevant Facility requested to be made on the first day of such Interest Period shall be made as ABR Loans,
(y) any Loans under the relevant Facility that were to have been converted on the first day of such Interest Period to Eurodollar Loans shall be continued as ABR Loans and (z) any outstanding Eurodollar Loans under the relevant Facility shall be converted, on the last day of the then-current Interest Period, to ABR Loans. Until such notice has been withdrawn by the Administrative Agent, no further Eurodollar Loans under the relevant Facility shall be made or continued as such, nor shall the Borrower have the right to convert Loans under the relevant Facility to Eurodollar Loans.

     . Pro Rata Treatment and Payments. () Except in the case of the Incremental Term Facility, each borrowing by the Borrower from the Lenders hereunder, each payment by the Borrower on account of any commitment fee and any reduction of the Commitments of the Lenders shall be made pro rata according to the respective Tranche A Term Commitments, Tranche B Term Commitments or Revolving Commitments, as the case may be, of the relevant Lenders.

     () Each payment (including each prepayment) by the Borrower on account of principal of and interest on the Term Loans shall be made pro rata according to the respective outstanding principal amounts of the Term Loans then held by the Term Lenders (except as otherwise provided in Section 2.15(d)). The amount of each principal prepayment of the Term Loans shall be applied to reduce the then remaining installments of the Tranche A Term Loans, Tranche B Term Loans and Incremental Term Loans, as the case may be, pro rata based upon the then remaining principal amount thereof. Amounts prepaid on account of the Term Loans may not be reborrowed.

     () Each payment (including each prepayment) by the Borrower on account of principal of and interest on the Revolving Loans shall be made pro rata according to the respective outstanding principal amounts of the Revolving Loans then held by the Revolving Lenders.

     () Notwithstanding anything to the contrary in this Agreement, with respect to the amount of any mandatory prepayment of the Term Loans pursuant to Section
2.9 and, if the Borrower so elects in its sole discretion, any optional prepayment of the Term Loans pursuant to Section 2.8, that in any such case is allocated to Tranche B Term Loans or Incremental Term Loans (such amounts, the "Tranche B Prepayment Amount" and the "Incremental Prepayment Amount", respectively), at any time when Tranche A Term Loans remain outstanding, the Borrower will (or, in the case of optional prepayments, may), in lieu of applying such amount to the prepayment of Tranche B Term Loans and Incremental Term Loans, respectively, on the date specified in Section 2.9 or 2.8, as the case may be, for such prepayment, give the Administrative Agent telephonic notice (promptly confirmed in writing) requesting that the Administrative Agent prepare and provide to each Tranche B Lender and Incremental Term Lender a notice (each, a "Prepayment Option Notice") as described below. As promptly as practicable after receiving such notice from the Borrower, the Administrative Agent will send to each Tranche B Lender and Incremental Term Lender a Prepayment Option Notice, which shall be in the form of Exhibit F, and shall include an offer by the Borrower to prepay on the date (each a "Prepayment Date") that is 10 Business Days after the date of the Prepayment Option Notice, the relevant Term Loans of such Lender by an amount equal to the portion of the Prepayment Amount indicated in such Lender's Prepayment Option Notice as being applicable to such Lender's Tranche B Term Loans or Incremental Term Loans, as the case may be. On the Prepayment Date, (i) the Borrower shall pay to the relevant Tranche B Lenders and Incremental Term Lenders the aggregate amount necessary to prepay that portion of the outstanding relevant Term Loans in respect of which such Lenders have accepted prepayment as described in the Prepayment Option Notice, (ii) the Borrower shall pay to the Tranche A Lenders an amount equal to 50% (or, in the case of optional prepayments, such percentage as shall be determined by the Borrower in its sole discretion) of the portion of the Tranche B Prepayment Amount and the Incremental Prepayment Amount not accepted by the relevant Lenders, and such amount shall be applied to the prepayment of the Tranche A Term Loans, and (iii) the Borrower shall be entitled to retain the remaining portion of the Tranche B Prepayment Amount and the Incremental Prepayment Amount not accepted by the relevant Lenders.

     () All payments (including prepayments) to be made by the Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without setoff or counterclaim and shall be made prior to 12:00 Noon, Houston time, on the due date thereof to the Administrative Agent, for the account of the Lenders, at the Funding Office, in Dollars and in immediately available funds. The Administrative Agent shall distribute such payments to the Lenders promptly upon receipt in like funds as received. If any payment hereunder (other than payments on the Eurodollar Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day. If any payment on a Eurodollar Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day. In the case of any extension of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate during such extension.

     () Unless the Administrative Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its share of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower a corresponding amount. If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon at a rate equal to the daily average Federal Funds Effective Rate for the period until such Lender makes such amount immediately available to the Administrative Agent. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this paragraph shall be conclusive in the absence of manifest error. If such Lender's share of such borrowing is not made available to the Administrative Agent by such Lender within three Business Days of such Borrowing Date, the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to ABR Loans under the relevant Facility, on demand, from the Borrower.

     () Unless the Administrative Agent shall have been notified in writing by the Borrower prior to the date of any payment being made hereunder that the Borrower will not make such payment to the Administrative Agent, the Administrative Agent may assume that the Borrower is making such payment, and the Administrative Agent may, but shall not be required to, in reliance upon such assumption, make available to the Lenders their respective pro rata shares of a corresponding amount. If such payment is not made to the Administrative Agent by the Borrower within three Business Days of such required date, the Administrative Agent shall be entitled to recover, on demand, from each Lender to which any amount which was made available pursuant to the preceding sentence, such amount with interest thereon at the rate per annum equal to the daily average Federal Funds Effective Rate. Nothing herein shall be deemed to limit the rights of the Administrative Agent or any Lender against the Borrower.

     . Requirements of Law. () If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof:

          () shall subject any Lender to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any Application or any Eurodollar Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for Non-Excluded Taxes covered by Section 2.17 and changes in the rate of tax on the overall net income of such Lender);

          () shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender that is not otherwise included in the determination of the Eurodollar Rate hereunder; or

          () shall impose on such Lender any other condition;

and the result of any of the foregoing is to increase the cost to such Lender, by an amount that such Lender deems to be material, of making, converting into, continuing or maintaining Eurodollar Loans or issuing or participating in Letters of Credit, or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the Borrower shall promptly pay such Lender, upon its demand, any additional amounts necessary to compensate such Lender for such increased cost or reduced amount receivable. If any Lender becomes entitled to claim any additional amounts pursuant to this paragraph, it shall promptly notify the Borrower (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled.

     () If any Lender shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof shall have the effect of reducing the rate of return on such Lender's or such corporation's capital as a consequence of its obligations hereunder or under or in respect of any Letter of Credit to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender's or such corporation's policies with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time, after submission by such Lender to the Borrower (with a copy to the Administrative Agent) of a written request therefor, the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender for such reduction; provided that the Borrower shall not be required to compensate a Lender pursuant to this paragraph for any amounts incurred more than six months prior to the date that such Lender notifies the Borrower of such Lender's intention to claim compensation therefor; and provided further that, if the circumstances giving rise to such claim have a retroactive effect, then such six-month period shall be extended to include the period of such retroactive effect.

     () A certificate as to any additional amounts payable pursuant to this Section submitted by any Lender to the Borrower (with a copy to the Administrative Agent) shall be conclusive in the absence of manifest error. The obligations of the Borrower pursuant to this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

     . Taxes. () All payments made by the Borrower under this Agreement shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding net income taxes and franchise taxes (imposed in lieu of net income taxes) imposed on the Administrative Agent or any Lender as a result of a present or former connection between the Administrative Agent or such Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from the Administrative Agent or such Lender having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any other Loan Document). If any such non-excluded taxes, levies, imposts, duties, charges, fees, deductions or withholdings ("Non-Excluded Taxes") or Other Taxes are required to be withheld from any amounts payable to the Administrative Agent or any Lender hereunder, the amounts so payable to the Administrative Agent or such Lender shall be increased to the extent necessary to yield to the Administrative Agent or such Lender (after payment of all Non-Excluded Taxes and Other Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement, provided, however, that the Borrower shall not be required to increase any such amounts payable to any Lender with respect to any Non-Excluded Taxes (i) that are attributable to such Lender's failure to comply with the requirements of paragraph (d) or (e) of this Section or (ii) that are United States withholding taxes imposed on amounts payable to such Lender at the time the Lender becomes a party to this Agreement, except to the extent that such Lender's assignor (if any) was entitled, at the time of assignment, to receive additional amounts from the Borrower with respect to such Non-Excluded Taxes pursuant to this paragraph.

     () In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

     () Whenever any Non-Excluded Taxes or Other Taxes are payable by the Borrower, as promptly as possible thereafter the Borrower shall send to the Administrative Agent for its own account or for the account of the relevant Lender, as the case may be, a certified copy of an original official receipt received by the Borrower showing payment thereof. If the Borrower fails to pay any Non-Excluded Taxes or Other Taxes when due to the appropriate taxing authority or fails to remit to the Administrative Agent the required receipts or other required documentary evidence, the Borrower shall indemnify the Administrative Agent and the Lenders for any incremental taxes, interest or penalties that may become payable by the Administrative Agent or any Lender as a result of any such failure.

     () Each Lender (or Transferee) that is not a citizen or resident of the United States of America, a corporation, partnership or other entity created or organized in or under the laws of the United States of America (or any jurisdiction thereof), or any estate or trust that is subject to federal income taxation regardless of the source of its income (a "Non-U.S. Lender") shall deliver to the Borrower and the Administrative Agent (or, in the case of a Participant, to the Lender from which the related participation shall have been purchased) two copies of either U.S. Internal Revenue Service Form W-8BEN or Form W-8ECI, or, in the case of a Non-U.S. Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of "portfolio interest", a statement substantially in the form of Exhibit G and a Form W-8BEN, or any subsequent versions thereof or successors thereto, properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from U.S. federal withholding tax on all payments by the Borrower under this Agreement and the other Loan Documents. Such forms shall be delivered by each Non-U.S. Lender on or before the date it becomes a party to this Agreement (or, in the case of any Participant, on or before the date such Participant purchases the related participation). In addition, each Non-U.S. Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Non-U.S. Lender. Each Non-U.S. Lender shall promptly notify the Borrower at any time it determines that it is no longer in a position to provide any previously delivered certificate to the Borrower (or any other form of certification adopted by the U.S. taxing authorities for such purpose). Notwithstanding any other provision of this paragraph, a Non-U.S. Lender shall not be required to deliver any form pursuant to this paragraph that such Non-U.S. Lender is not legally able to deliver.

     () A Lender that is entitled to an exemption from non-U.S. withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrower, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding, provided that such Lender is legally entitled to complete, execute and deliver such documentation and in such Lender's judgment such completion, execution or submission would not materially prejudice the legal position of such Lender.

     () The agreements in this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

     . Indemnity. The Borrower agrees to indemnify each Lender and to hold each Lender harmless from any loss or expense that such Lender may sustain or incur as a consequence of (a) default by the Borrower in making a borrowing of, conversion into or continuation of Eurodollar Loans after the Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by the Borrower in making any prepayment of or conversion from Eurodollar Loans after the Borrower has given a notice thereof in accordance with the provisions of this Agreement or (c) the making of a prepayment of Eurodollar Loans on a day that is not the last day of an Interest Period with respect thereto. Such indemnification may include an amount equal to the excess, if any, of (i) the amount of interest that would have accrued on the amount so prepaid, or not so borrowed, converted or continued, for the period from the date of such prepayment or of such failure to borrow, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Loans provided for herein (excluding, however, the Applicable Margin included therein, if any) over (ii) the amount of interest (as reasonably determined by such Lender) that would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurodollar market. A certificate as to any amounts payable pursuant to this Section submitted to the Borrower by any Lender shall be conclusive in the absence of manifest error. This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

     . Change of Lending Office. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.16 or 2.17(a) with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event with the object of avoiding the consequences of such event; provided, that such designation is made on terms that, in the sole judgment of such Lender, cause such Lender and its lending office(s) to suffer no economic, legal or regulatory disadvantage, and provided, further, that nothing in this Section shall affect or postpone any of the obligations of any Borrower or the rights of any Lender pursuant to Section 2.16 or 2.17(a).

     . Replacement of Lenders. The Borrower shall be permitted to replace any Lender that (a) requests reimbursement for amounts owing pursuant to Section
2.16 or 2.17(a) or (b) defaults in its obligation to make Loans hereunder, with a replacement financial institution; provided that (i) such replacement does not conflict with any Requirement of Law, (ii) no Event of Default shall have occurred and be continuing at the time of such replacement, (iii) prior to any such replacement, such Lender shall have taken no action under Section 2.19 which has eliminated the continued need for payment of amounts owing pursuant to
Section 2.16 or 2.17(a), (iv) the replacement financial institution shall purchase, at par, all Loans and other amounts owing to such replaced Lender on or prior to the date of replacement, (v) the Borrower shall be liable to such replaced Lender under Section 2.18 if any Eurodollar Loan owing to such replaced Lender shall be purchased other than on the last day of the Interest Period relating thereto, (vi) the replacement financial institution, if not already a Lender, shall be reasonably satisfactory to the Administrative Agent, (vii) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 10.6 (provided that the Borrower shall be obligated to pay the registration and processing fee referred to therein),
(viii) until such time as such replacement shall be consummated, the Borrower shall pay all additional amounts (if any) required pursuant to Section 2.16 or 2.17(a), as the case may be, and (ix) any such replacement shall not be deemed to be a waiver of any rights that the Borrower, the Agents or any other Lender shall have against the replaced Lender.

                           SECTION . LETTERS OF CREDIT

     . L/C Commitment. () Subject to the terms and conditions hereof, each Issuing Lender, in reliance on the agreements of the other Revolving Lenders set forth in Section 3.4(a), agrees to issue letters of credit ("Letters of Credit") for the account of the Borrower on any Business Day during the Revolving Commitment Period in such form as may be approved from time to time by such Issuing Lender; provided that no Issuing Lender shall issue any Letter of Credit if, after giving effect to such issuance, (i) the L/C Obligations would exceed the L/C Commitment or (ii) the aggregate amount of the Available Revolving Commitments would be less than zero. Each Letter of Credit shall (i) be denominated in Dollars, (ii) unless otherwise agreed by the Administrative Agent and the relevant Issuing Lender, have a face amount of at least $500,000 and
(iii) expire no later than the earlier of (x) the first anniversary of its date of issuance and (y) the date that is five Business Days prior to the Revolving Termination Date, provided that any Letter of Credit with a one-year term may provide for the renewal thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause (y) above).

     () No Issuing Lender shall be obligated to issue any Letter of Credit hereunder if such issuance would conflict with, or cause such Issuing Lender or any L/C Participant to exceed any limits imposed by, any applicable Requirement of Law.

     . Procedure for Issuance of Letter of Credit. The Borrower may from time to time request that any Issuing Lender issue a Letter of Credit by delivering to such Issuing Lender an Application therefor, completed to the satisfaction of such Issuing Lender, and such other certificates, documents and other papers and information as such Issuing Lender may request. Upon receipt of any Application, the relevant Issuing Lender will process such Application and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall promptly issue the Letter of Credit requested thereby (but in no event shall such Issuing Lender be required to issue any Letter of Credit earlier than three Business Days after its receipt of the Application therefor and all such other certificates, documents and other papers and information relating thereto) by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed to by such Issuing Lender and the Borrower. The relevant Issuing Lender shall furnish a copy of such Letter of Credit to the Borrower promptly following the issuance thereof. The relevant Issuing Lender shall promptly furnish to the Administrative Agent, which shall in turn promptly furnish to the Lenders, notice of the issuance of each Letter of Credit (including the amount thereof).

     . Fees and Other Charges. () The Borrower will pay a fee on all outstanding Letters of Credit at a per annum rate equal to the Applicable Margin then in effect with respect to Eurodollar Loans under the Revolving Facility, shared ratably among the Revolving Lenders and payable quarterly in arrears on each L/C Fee Payment Date after the issuance date. In addition, the Borrower shall pay to the relevant Issuing Lender for its own account a fronting fee of 0.25% per annum on the undrawn and unexpired amount of each Letter of Credit issued by such Issuing Lender, payable quarterly in arrears on each L/C Fee Payment Date after the Issuance Date.

     () In addition to the foregoing fees, the Borrower shall pay or reimburse the relevant Issuing Lender for such normal and customary costs and expenses as are incurred or charged by such Issuing Lender in issuing, negotiating, effecting payment under, amending or otherwise administering any Letter of Credit.

     . L/C Participations. () Each Issuing Lender irrevocably agrees to grant and hereby grants to each L/C Participant, and, to induce the Issuing Lenders to issue Letters of Credit hereunder, each L/C Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from each Issuing Lender, on the terms and conditions hereinafter stated, for such L/C Participant's own account and risk an undivided interest equal to such L/C Participant's Revolving Percentage in each Issuing Lender's obligations and rights under each Letter of Credit issued by it hereunder and the amount of each draft paid by such Issuing Lender thereunder. Each L/C Participant unconditionally and irrevocably agrees with each Issuing Lender that, if a draft is paid under any Letter of Credit issued by such Issuing Lender for which such Issuing Lender is not reimbursed in full by the Borrower in accordance with the terms of this Agreement, such L/C Participant shall pay to such Issuing Lender upon demand an amount equal to such L/C Participant's Revolving Percentage of the amount of such draft, or any part thereof, that is not so reimbursed.

     () If any amount required to be paid by any L/C Participant to any Issuing Lender pursuant to Section 3.4(a) in respect of any unreimbursed portion of any payment made by such Issuing Lender under any Letter of Credit is paid to such Issuing Lender within three Business Days after the date such payment is due, such L/C Participant shall pay to such Issuing Lender on demand an amount equal to the product of () such amount, times () the daily average Federal Funds Effective Rate during the period from and including the date such payment is required to the date on which such payment is immediately available to such Issuing Lender, times () a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360. If any such amount required to be paid by any L/C Participant pursuant to Section 3.4(a) is not made available to the relevant Issuing Lender by such L/C Participant within three Business Days after the date such payment is due, such Issuing Lender shall be entitled to recover from such L/C Participant, on demand, such amount with interest thereon calculated from such due date at the rate per annum applicable to ABR Loans under the Revolving Facility. A certificate of the relevant Issuing Lender submitted to any L/C Participant with respect to any amounts owing under this Section shall be conclusive in the absence of manifest error.

     () Whenever, at any time after the relevant Issuing Lender has made payment under any Letter of Credit and has received from any L/C Participant its pro rata share of such payment in accordance with Section 3.4(a), such Issuing Lender receives any payment related to such Letter of Credit (whether directly from the Borrower or otherwise, including proceeds of collateral applied thereto by such Issuing Lender), or any payment of interest on account thereof, such Issuing Lender will distribute to such L/C Participant its pro rata share thereof; provided, however, that in the event that any such payment received by such Issuing Lender shall be required to be returned by such Issuing Lender, such L/C Participant shall return to such Issuing Lender the portion thereof previously distributed by such Issuing Lender to it.

     . Reimbursement Obligation of the Borrower. The Borrower agrees to reimburse the relevant Issuing Lender on each date on which such Issuing Lender notifies the Borrower of the date and amount of a draft presented under any Letter of Credit and paid by such Issuing Lender for the amount of (a) such draft so paid and (b) any taxes, fees, charges or other costs or expenses incurred by such Issuing Lender in connection with such payment. Each such payment shall be made to the relevant Issuing Lender in lawful money of the United States and in immediately available funds. Interest shall be payable on any and all amounts remaining unpaid by the Borrower under this Section from the date such amounts become payable (whether at stated maturity, by acceleration or otherwise) until payment in full at the rate set forth in (i) until the second Business Day following the date of the applicable drawing, Section 2.12(b) and (ii) thereafter, Section 2.12(c).

     . Obligations Absolute. The Borrower's obligations under this Section 3 shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment that the Borrower may have or have had against any Issuing Lender, any other Lender, any beneficiary of a Letter of Credit or any other Person. The Borrower also agrees with each Issuing Lender that no Issuing Lender shall be responsible for, and the Borrower's Reimbursement Obligations under Section 3.5 shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or any dispute between or among the Borrower and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or any claims whatsoever of the Borrower against any beneficiary of such Letter of Credit or any such transferee. No Issuing Lender shall be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit, except for errors or omissions found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the relevant Issuing Lender. The Borrower agrees that any action taken or omitted by any Issuing Lender under or in connection with any Letter of Credit or the related drafts or documents, if done in the absence of gross negligence or willful misconduct and in accordance with the standards of care specified in the Uniform Commercial Code of the State of New York, shall be binding on the Borrower and shall not result in any liability of any Issuing Lender to the Borrower.

     . Letter of Credit Payments. If any draft shall be presented for payment under any Letter of Credit, the relevant Issuing Lender shall promptly notify the Borrower of the date and amount thereof. The responsibility of each Issuing Lender to the Borrower in connection with any draft presented for payment under any Letter of Credit shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment are substantially in conformity with such Letter of Credit.

     . Applications. To the extent that any provision of any Application related to any Letter of Credit is inconsistent with the provisions of this Section 3, the provisions of this Section 3 shall apply.

                    SECTION . REPRESENTATIONS AND WARRANTIES

     To induce the Agents and the Lenders to enter into this Agreement and to make the Loans and issue or participate in the Letters of Credit, Holdings and the Borrower hereby jointly and severally represent and warrant to the Agents and each Lender that:

     . Financial Condition. () The unaudited statement of operations data and balance sheet of the Fanch Systems included in Appendix A of the Confidential Information Memorandum have been prepared based on the best information available to the Borrower as of the date of delivery thereof, and present fairly the financial condition of the Fanch Systems for the 1998 fiscal year, and as of December 31, 1998, as the case may be.

     () The financial statements of TWFanch-One Company, TWFanch-Two Company, Spring Green Communications, L.P., North Texas Cablevision, Ltd., Cable Systems, Inc. and Fanch Narragansett CSI Limited Partnership, each included in Appendix A of the Confidential Information Memorandum, have been reported on and accompanied by an unqualified report of the independent public accountant identified therein. Such financial statements present fairly the consolidated or combined (as the case may be) financial condition of such Person as at the dates indicated, and the consolidated or combined (as the case may be) results of its operations and cash flows for the periods indicated. All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by the aforementioned firm of accountants and disclosed therein). Holdings, the Borrower and its Subsidiaries do not have any material Guarantee Obligations, contingent liabilities and liabilities for taxes, or any long-term leases or unusual forward or long-term commitments, including any interest rate or foreign currency swap or exchange transaction or other obligation in respect of derivatives, that are not reflected in the most recent financial statements referred to in this paragraph. During the period from December 31, 1998 to and including the date hereof there has been no Disposition by Holdings, the Borrower or any of its Subsidiaries of any material part of its business or property.

     . No Change. Since June 30, 1999 there has been no event, development or circumstance that has had or could reasonably be expected to have a Material Adverse Effect.

     . Existence; Compliance with Law. Each of Holdings, the Borrower and its Subsidiaries (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has the power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign entity and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification and (d) is in compliance with all Requirements of Law, in each case with respect to clauses (c) and (d), except as could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

     . Power; Authorization; Enforceable Obligations. Each Loan Party has the power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party and, in the case of the Borrower, to borrow hereunder. Each Loan Party has taken all necessary action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of the Borrower, to authorize the borrowings on the terms and conditions of this Agreement. No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the borrowings hereunder or with the execution, delivery, performance, validity or enforceability of this Agreement or any of the Loan Documents, except the filings referred to in Section 4.20. Each Loan Document has been duly executed and delivered on behalf of each Loan Party party thereto. This Agreement constitutes, and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of each Loan Party party thereto, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

     . No Legal Bar. The execution, delivery and performance of this Agreement and the other Loan Documents, the issuance of Letters of Credit, the borrowings hereunder and the use of the proceeds thereof will not violate any Requirement of Law or any material Contractual Obligation of Holdings, the Borrower or any of its Subsidiaries and will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Requirement of Law or any such Contractual Obligation (other than the Liens created by the Guarantee and Collateral Agreement).

     . Litigation. No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of Holdings or the Borrower, threatened by or against Holdings, the Borrower or any of its Subsidiaries or against any of their respective properties or revenues (a) with respect to any of the Loan Documents or any of the transactions contemplated hereby or thereby, or (b) that could reasonably be expected to have a Material Adverse Effect.

     . No Default. Neither Holdings, the Borrower nor any of its Subsidiaries is in default under or with respect to any of its Contractual Obligations in any respect that could reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

     . Ownership of Property; Liens. Each of Holdings, the Borrower and its Subsidiaries has title in fee simple to, or a valid leasehold interest in, all its material real property, and good title to, or a valid leasehold interest in, all its other material property, and none of such property is subject to any Lien except as permitted by Section 7.3.

     . Intellectual Property. Holdings, the Borrower and each of its Subsidiaries owns, or is licensed to use, all material Intellectual Property necessary for the conduct of its business as currently conducted. No material claim has been asserted and is pending by any Person challenging or questioning the use, validity or effectiveness of any material Intellectual Property owned or licensed by Holdings, the Borrower or any of its Subsidiaries, nor does Holdings or the Borrower know of any valid basis for any such claim. The use of Intellectual Property by Holdings, the Borrower and its Subsidiaries does not infringe on the rights of any Person in any material respect.

     . Taxes. Each of Holdings, the Borrower and each of its Subsidiaries has filed or caused to be filed all federal, state and other material tax returns that are required to be filed and has paid all taxes shown to be due and payable on said returns or on any assessments made against it or any of its property and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than any the amount or validity of that are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of Holdings, the Borrower or its Subsidiaries, as the case may be); no tax Lien has been filed, and, to the knowledge of Holdings and the Borrower, no claim is being asserted, with respect to any such tax, fee or other charge.

     . Federal Regulations. No part of the proceeds of any Loans will be used for "buying" or "carrying" any "margin stock" within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect or for any purpose that violates the provisions of the Regulations of the Board. If requested by any Lender or the Administrative Agent, the Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-1, as applicable, referred to in Regulation U.

     . Labor Matters. Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect: (a) there are no strikes or other labor disputes against Holdings, the Borrower or any of its Subsidiaries pending or, to the knowledge of Holdings or the Borrower, threatened; (b) hours worked by and payment made to employees of Holdings, the Borrower and its Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Requirement of Law dealing with such matters; and (c) all payments due from Holdings, the Borrower or any of its Subsidiaries on account of employee health and welfare insurance have been paid or accrued as a liability on the books of Holdings, the Borrower or the relevant Subsidiary.

     . ERISA. Each Plan is in material compliance with the applicable provisions of ERISA and the Code. No Plan is a Multiemployer Plan or a "defined benefit plan" (as defined in ERISA). Each Commonly Controlled Entity has met all of the funding standards applicable to all

Plans, and no condition exists which would permit the institution of proceedings to terminate any Plan under Section 4042 of ERISA.

     . Investment Company Act; Other Regulations. No Loan Party is an "investment company", or a company "controlled" by an "investment company", within the meaning of the Investment Company Act of 1940, as amended. No Loan Party is subject to regulation under any Requirement of Law (other than Regulation X of the Board) that limits its ability to incur Indebtedness.

     . Subsidiaries. Except as disclosed to the Administrative Agent by the Borrower in writing from time to time after the Closing Date, () Schedule 4.15 sets forth the name and jurisdiction of organization of Holdings and each of its Subsidiaries and, as to each such Subsidiary, the percentage of each class of Equity Interests owned by any Loan Party and () except as set forth on Schedule 4.15, there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments of any nature relating to any Equity Interests of the Borrower or any of its Subsidiaries, except as created by the Loan Documents.

     . Use of Proceeds. The proceeds of the Loans, and the Letters of Credit, shall be used for general purposes, including to finance the Acquisition and permitted Investments.

     . Environmental Matters. Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect:

     (a) the facilities and properties owned, leased or operated by Holdings, the Borrower or any of its Subsidiaries (the "Properties") do not contain, and have not previously contained, any Materials of Environmental Concern in amounts or concentrations or under circumstances that constitute or constituted a violation of, or could give rise to liability under, any Environmental Law;

     (b) neither Holdings, the Borrower nor any of its Subsidiaries has received or is aware of any notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Properties or the business operated by Holdings, the Borrower or any of its Subsidiaries (the "Business"), nor does Holdings or the Borrower have knowledge or reason to believe that any such notice will be received or is being threatened;

     (c) Materials of Environmental Concern have not been transported or disposed of from the Properties in violation of, or in a manner or to a location that could give rise to liability under, any Environmental Law, nor have any Materials of Environmental Concern been generated, treated, stored or disposed of at, on or under any of the Properties in violation of, or in a manner that could give rise to liability under, any applicable Environmental Law;

     (d) no judicial proceeding or governmental or administrative action is pending or, to the knowledge of Holdings and the Borrower, threatened, under any Environmental Law to which Holdings, the Borrower or any Subsidiary is or will be named as a party with respect to the Properties or the Business, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to the Properties or the Business;

     (e) there has been no release or threat of release of Materials of Environmental Concern at or from the Properties, or arising from or related to the operations of Holdings, the Borrower or any Subsidiary in connection with the Properties or otherwise in connection with the Business, in violation of or in amounts or in a manner that could give rise to liability under Environmental Laws;

     (f) the Properties and all operations at the Properties are in compliance, and have in the last five years been in compliance, with all applicable Environmental Laws, and there is no contamination at, under or about the Properties or violation of any Environmental Law with respect to the Properties or the Business; and

     (g) neither Holdings, the Borrower nor any of its Subsidiaries has assumed any liability of any other Person under Environmental Laws.

     . Certain Cable Television Matters. Except as, in the aggregate, could not reasonably be expected to result in a Material Adverse Effect:

     () (i) Holdings, the Borrower and its Subsidiaries possess all Authorizations necessary to own, operate and construct the CATV Systems or otherwise for the operations of their businesses and are not in violation thereof and (ii) all such Authorizations are in full force and effect and no event has occurred that permits, or after notice or lapse of time could permit, the revocation, termination or material and adverse modification of any such Authorization;

     () neither Holdings, the Borrower nor any of its Subsidiaries is in violation of any duty or obligation required by the Communications Act of 1934, as amended, or any FCC rule or regulation applicable to the operation of any portion of any of the CATV Systems;

     () (i) there is not pending or, to the best knowledge of Holdings or the Borrower, threatened, any action by the FCC to revoke, cancel, suspend or refuse to renew any FCC License held by Holdings, the Borrower or any of its Subsidiaries and (ii) there is not pending or, to the best knowledge of Holdings or the Borrower, threatened, any action by the FCC to modify adversely, revoke, cancel, suspend or refuse to renew any other Authorization; and

     () there is not issued or outstanding or, to the best knowledge of Holdings or the Borrower, threatened, any notice of any hearing, violation or complaint against Holdings, the Borrower or any of its Subsidiaries with respect to the operation of any portion of the CATV Systems and neither Holdings nor the Borrower has any knowledge that any Person intends to contest renewal of any Authorization.

     . Accuracy of Information, etc. No statement or information contained in this Agreement, any other Loan Document, the Confidential Information Memorandum or any other document, certificate or statement furnished by or on behalf of any Loan Party to the Agents or the Lenders, or any of them, for use in connection with the transactions contemplated by this Agreement or the other Loan Documents, as supplemented from time to time prior to the date this representation and warranty is made or deemed made, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading. The projections and pro forma financial information contained in the materials referenced above are based upon good faith estimates and assumptions believed by management of the Borrower to be reasonable at the time made, it being recognized by the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount. There is no fact known to any Loan Party that could reasonably be expected to have a Material Adverse Effect that has not been expressly disclosed herein, in the other Loan Documents, in the Confidential Information Memorandum or in any other documents, certificates and statements furnished to the Agents and the Lenders for use in connection with the transactions contemplated hereby and by the other Loan Documents.

     . Security Interests. The Guarantee and Collateral Agreement is effective to create in favor of the Administrative Agent, for the benefit of the Lenders, a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof. In the case of certificated Pledged Stock described in the Guarantee and Collateral Agreement, when certificates representing such Pledged Stock are delivered to the Administrative Agent, and in the case of the other Collateral described in the Guarantee and Collateral Agreement, when financing statements specified on
Schedule 4.20 in appropriate form are filed in the offices specified on Schedule 4.20, the Guarantee and Collateral Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral and the proceeds thereof, as security for the Obligations (as defined in the Guarantee and Collateral Agreement), in each case prior and superior in right to any other Person.

     . Solvency. Each Loan Party (other than any Shell Subsidiary) is, and after giving effect to the financing transactions referred to herein will be and will continue to be, Solvent.

     . Certain Tax Matters. As of the Closing Date, each of Holdings, the Borrower and each of its Subsidiaries (other than any such Subsidiary that is organized as a corporation) is a Flow-Through Entity.

     . Year 2000 Matters. Based on a review of the operations of Holdings, the Borrower and its Subsidiaries as they relate to the processing, storage and retrieval of data, Holdings, the Borrower and its Subsidiaries do not believe that a Material Adverse Effect is reasonably likely to occur as a result of computer software and hardware that will not (a) receive, transmit, process, compare, sequence, store, retrieve and present calendar dates (and data or functions involving or based on calendar dates) falling on or after January 1, 2000 in the same manner and with the same functionality, accuracy, data integrity and performance as calendar dates (and data involving or based on calendar dates) falling on or before December 31, 1999, (b) receive, transmit, process, compare, sequence, store, retrieve and present calendar dates in a four digit year format or (c) correctly process calendar dates for leap years.


                         SECTION . CONDITIONS PRECEDENT

     . Conditions to Initial Extension of Credit. The agreement of each Lender to make the initial extension of credit requested to be made by it is subject to the satisfaction, prior to or concurrently with the making of such extension of credit on the Closing Date, of the following conditions precedent (with references to the Lenders in this Section 5.1 referring only to Lenders as of the Closing Date):

     () Credit Agreement; Guarantee and Collateral Agreement. The Administrative Agent shall have received (i) this Agreement, executed and delivered by the Agents, Holdings and the Borrower, (ii) an Addendum, executed and delivered by each Lender listed on Schedule 1.1, (iii) the Guarantee and Collateral Agreement, executed and delivered by Holdings, the Borrower and each Subsidiary Guarantor and (iv) an Acknowledgment and Consent in the form attached to the Guarantee and Collateral Agreement, executed and delivered by each Issuer (as defined therein), if any, that is not a Loan Party.

     In the event that an Addendum has not been duly executed and delivered by each Person listed on Schedule 1.1 on the date scheduled to be the Closing Date, the condition referred to in clause (i) above shall nevertheless be deemed satisfied if on such date the Borrower and the Administrative Agent shall have designated one or more Persons (the "Designated Lenders") to assume, in the aggregate, all of the Commitments that would have been held by the Persons listed on Schedule 1.1 (the "Non-Executing Persons") which have not so executed and delivered an Addendum (subject to each such Designated Lender's consent and its execution and delivery of an Addendum). Schedule 1.1 shall automatically be deemed to be amended to reflect the respective Commitments of the Designated Lenders and the omission of the Non-Executing Persons as Lenders hereunder.

     () Acquisition. The Fanch Systems shall have been acquired (the "Acquisition") directly or indirectly by a Wholly Owned Subsidiary of the Borrower.

     () Existing Indebtedness. All of the existing credit facilities and other Indebtedness (other than Indebtedness in an aggregate principal amount not exceeding $10,000,000) of the Fanch Systems shall have been paid in full, and any commitments under such credit facilities shall have been terminated.

     () Approvals. All material governmental and third party approvals necessary in connection with the financing contemplated hereby shall have been obtained and be in full force and effect.

     () Lien Searches. The Administrative Agent shall have received the results of a recent Lien search in each of the jurisdictions where assets of the Loan Parties are located, and such search shall reveal no Liens on any of the assets of Holdings, the Borrower or any of its Subsidiaries except for Liens permitted by Section 7.3 or Liens which have been discharged, or for which releases have been tendered, on or prior to the Closing Date pursuant to documentation satisfactory to the Administrative Agent.

     () Financial Statements. The Lenders shall have received the financial statements referred to in Section 4.1.

     () Fees. The Lenders and the Agents shall have received all fees required to be paid, and all expenses for which invoices have been presented (including the reasonable fees and expenses of legal counsel), on or before the Closing Date. All such amounts will be paid with proceeds of Loans made on the Closing Date and will be reflected in the funding instructions given by the Borrower to the Administrative Agent on or before the Closing Date.

     () Closing Certificate; No Material Restrictions; Pro Forma Compliance. The Administrative Agent shall have received, with a counterpart for each Lender, a certificate of each Loan Party, dated the Closing Date, substantially in the form of Exhibit C, with appropriate insertions and attachments, which (i) in the case of Holdings, shall also certify that Holdings and its Subsidiaries are not subject to material contractual or other restrictions that would be violated by the transactions contemplated hereby and (ii) in the case of the Borrower, shall also certify, in reasonable detail, pro forma compliance with Section 7.1(a) for, or as at the end of, as the case may be, the most recent three-month period for which the relevant financial information is available.

     () Legal Opinions. The Administrative Agent shall have received one or more signed legal opinions covering such matters incident to the transactions contemplated by this Agreement as the Administrative Agent may reasonably require.

     () Filings, Registrations, Recordings, etc. Each document (including any Uniform Commercial Code financing statement) required by the Guarantee and Collateral Agreement under law or reasonably requested by the Administrative Agent to be filed, registered or recorded in order to create in favor of the Administrative Agent, for the benefit of the Lenders, a perfected Lien on the Collateral described therein, prior and superior in right to any other Person, shall be in proper form for filing, registration or recordation. The Administrative Agent shall have received (i) the certificates, if any, representing the Equity Interests pledged pursuant to the Guarantee and Collateral Agreement, together with an undated stock power for each such certificate executed by the pledgor thereof, and (ii) each promissory note (if any) pledged to the

Administrative Agent pursuant to the Guarantee and Collateral Agreement endorsed in blank by the pledgor thereof.

     . Conditions to Each Extension of Credit. The agreement of each Lender to make any extension of credit requested to be made by it on any date (including its initial extension of credit) is subject to the satisfaction of the following conditions precedent:

     () Representations and Warranties. Each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct in all material respects on and as of such date as if made on and as of such date.

     () No Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the extensions of credit requested to be made on such date.

     () Other Documents. In the case of any extension of credit made on an Increased Facility Closing Date, the Administrative Agent shall have received such documents and information as it may reasonably request.

Each borrowing by and issuance of a Letter of Credit on behalf of the Borrower hereunder shall constitute a representation and warranty by the Borrower as of the date of such extension of credit that the conditions contained in Sections 5.2(a) and (b) have been satisfied.

                         SECTION . AFFIRMATIVE COVENANTS

     Holdings and the Borrower hereby agree that, so long as the Commitments remain in effect, any Letter of Credit remains outstanding or any Loan or other amount is owing to any Lender or any Agent hereunder, each of Holdings and the Borrower shall, and shall cause each Subsidiary of the Borrower to:

     . Financial Statements. Furnish to the Administrative Agent (with sufficient copies for each Lender):

     () as soon as available, but in any event within 90 days after the end of each fiscal year of the Borrower, a copy of the audited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such year and the related audited consolidated statements of income and of cash flows for such year, setting forth in each case in comparative form the figures for the previous year, reported on without a "going concern" or like qualification or exception, or qualification arising out of the scope of the audit, by Arthur Andersen LLP or other independent certified public accountants of nationally recognized standing; and

     () as soon as available, but in any event not later than 45 days after the end of each of the first three quarterly periods of each fiscal year of the Borrower, the unaudited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of income and of cash flows for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures for the previous year, certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year-end audit adjustments).

All such financial statements shall be complete and correct in all material respects and shall be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods (except as approved by such accountants or officer, as the case may be, and disclosed therein).

     . Certificates; Other Information. Furnish to the Administrative Agent (with sufficient copies for each Lender) (or (i) in the case of clause (e) below, to the Administrative Agent and (ii) in the case of clause (f) below, to the relevant Lender):

     () concurrently with the delivery of the financial statements referred to in Section 6.1(a), a certificate of the independent certified public accountants reporting on such financial statements stating that in making the examination necessary therefor no knowledge was obtained of any Default or Event of Default under Section 7.1, except as specified in such certificate;

     () concurrently with the delivery of any financial statements pursuant to
Section 6.1, (i) a certificate of a Responsible Officer stating that, to the best of each such Responsible Officer's knowledge, each Loan Party during such period has observed or performed all of its covenants and other agreements, and satisfied every condition, contained in this Agreement and the other Loan Documents to which it is a party to be observed, performed or satisfied by it, and that such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate and (ii) a Compliance Certificate containing all information and calculations necessary for determining compliance by Holdings, the Borrower and its Subsidiaries with the provisions of this Agreement referred to therein as of the last day of the fiscal quarter or fiscal year of the Borrower, as the case may be;

     () as soon as available, and in any event no later than 45 days after the end of each fiscal year of the Borrower, a budget for the following fiscal year (which shall include projected Consolidated Operating Cash Flow and budgeted capital expenditures), and, as soon as available, material revisions, if any, of such budget with respect to such fiscal year (collectively, the "Budget"), which Budget shall in each case be accompanied by a certificate of a Responsible Officer stating that such Budget is based on reasonable estimates, information and assumptions and that such Responsible Officer has no reason to believe that such Budget is incorrect or misleading in any material respect;

     () upon request by the Administrative Agent and within five days after the same are sent, copies of all financial statements and reports (including reports on Form 10-K, 10-Q or 8-K) that Holdings or the Borrower sends to the holders of any class of its debt securities or public equity securities and, within five days after the same are filed, copies of all financial statements and reports that Holdings or the Borrower may make to, or file with, the SEC;

     () no later than three Business Days prior to consummating any transaction described in Section 7.2(f), 7.2(g), 7.5(e), 7.5(f), 7.5(g), 7.6(b), 7.7(f),
7.7(g) or (with respect to payment of deferred management fees) 7.8(c), a certificate of a Responsible Officer demonstrating in reasonable detail (i) that both before and after giving effect to such transaction, no Default or Event of Default shall be in effect (including, on a pro forma basis, pursuant to Section 7.1) and (ii) compliance with any other financial tests referred to in the relevant Section, provided that, in the case of Investments, Dispositions or the payment of deferred management fees, the requirement to deliver such certificate shall not apply to any Investment or Disposition pursuant to which the Consideration paid is less than $25,000,000 or to any such payment of deferred management fees in an amount less than $5,000,000; and

     () promptly, such additional financial and other information as any Lender may from time to time reasonably request.

     . Payment of Obligations. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its material obligations of whatever nature, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of Holdings, the Borrower or its Subsidiaries, as the case may be.

     . Maintenance of Existence; Compliance. (a) (i) Preserve, renew and keep in full force and effect its existence and (ii) take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business, except, in each case, as otherwise permitted by
Section 7.4 and except, in the case of clause (ii) above, to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (b) comply with all Contractual Obligations and Requirements of Law except to the extent that failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

     . Maintenance of Property; Insurance. () Keep all material property useful and necessary in its business in good working order and condition, ordinary wear and tear excepted and (b) maintain with financially sound and reputable insurance companies insurance on all its material property in at least such amounts and against at least such risks (but including in any event public liability, product liability and business interruption) as are usually insured against in the same general area by companies engaged in the same or a similar business.

     . Inspection of Property; Books and Records; Discussions. (a) Keep proper books of records and account in which full, true and correct entries in conformity with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities and (b) permit representatives of any Lender, coordinated through the Administrative Agent, to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time and as often as may reasonably be desired and to discuss the business, operations, properties and financial and other condition of Holdings, the Borrower and its Subsidiaries with officers and employees of Holdings, the Borrower and its Subsidiaries and with its independent certified public accountants.

     . Notices. Promptly give notice to the Administrative Agent and each Lender of:

     () the occurrence of any Default or Event of Default;

     () any (i) default or event of default under any Contractual Obligation of Holdings, the Borrower or any of its Subsidiaries or (ii) litigation, investigation or proceeding that may exist at any time between Holdings, the Borrower or any of its Subsidiaries and any Governmental Authority, that, in either case, could reasonably be expected to have a Material Adverse Effect;

     () any litigation or proceeding commenced against Holdings, the Borrower or any of its Subsidiaries which could reasonably be expected to result in a liability of $25,000,000 or more to the extent not covered by insurance or which could reasonably be expected to have a Material Adverse Effect;

     () the following events, as soon as possible and in any event within 30 days after the Borrower knows or has reason to know thereof: (i) the occurrence of any Reportable Event with respect to any Plan, a failure to make any required contribution to a Plan, the creation of any Lien in favor of the PBGC or a Plan or any withdrawal from, or the termination, Reorganization or Insolvency of, any Multiemployer Plan or (ii) the institution of proceedings or the taking of any other action by the PBGC or the Borrower or any Commonly Controlled Entity or any Multiemployer Plan with respect to the withdrawal from, or the termination, Reorganization or Insolvency of, any Plan; and

     () any other development or event that has had or could reasonably be expected to have a Material Adverse Effect.

Each notice pursuant to this Section 6.7 shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action Holdings, the Borrower or the relevant Subsidiary proposes to take with respect thereto.

     . Environmental Laws. () Except as, in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, comply with, and ensure compliance by all tenants and subtenants, if any, with, all applicable Environmental Laws, and obtain and comply with and maintain, and ensure that all tenants and subtenants obtain and comply with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws.

     () Except as, in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and promptly comply with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws.

     . Interest Rate Protection. Within 120 days following the Closing Date, and at all times thereafter, cause at least 50% of the aggregate outstanding principal amount of Holdings Debt, Specified Long-Term Indebtedness and Term Loans to be subject to a fixed rate, whether directly or pursuant to Hedge Agreements having terms and conditions reasonably satisfactory to the Administrative Agent.

     . Additional Collateral. With respect to any new Subsidiary (other than a Shell Subsidiary so long as it qualifies as such) created or acquired after the Closing Date by the Borrower or any of its Subsidiaries (which shall be deemed to have occurred in the event that any Non-Recourse Subsidiary ceases to qualify as such), promptly (a) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement as the Administrative Agent deems necessary or advisable to grant to the Administrative Agent, for the benefit of the Lenders, a perfected first priority security interest in the Equity Interests and intercompany obligations of such new Subsidiary that are held by the Borrower or any of its Subsidiaries (limited, in the case of Equity Interests of any Foreign Subsidiary, to 66% of the total outstanding Equity Interests of such Foreign Subsidiary), (b) deliver to the Administrative Agent the certificates, if any, representing such Equity Interests, and any intercompany notes evidencing such obligations, together with undated stock powers and endorsements, in blank, executed and delivered by a duly authorized officer of the Borrower or such Subsidiary, as the case may be, and (c) except in the case of a Foreign Subsidiary or an Excluded Acquired Subsidiary (until it ceases to qualify as such), cause such new Subsidiary (i) to become a party to the Guarantee and Collateral Agreement and (ii) to take such actions necessary or advisable to grant to the Administrative Agent for the benefit of the Lenders a perfected first priority security interest in the Collateral described in the Guarantee and Collateral Agreement with respect to such new Subsidiary, including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be requested by the Administrative Agent.

     . Organizational Separateness. In the case of Holdings, each Specified Holdings Subsidiary, each Non-Recourse Subsidiary and the Borrower and its Subsidiaries, (a) satisfy customary formalities with respect to organizational separateness, including, without limitation, (i) the maintenance of separate books and records and (ii) the maintenance of separate bank or other deposit or investment accounts in its own name; (b) act solely in its own name and through its authorized officers and agents; (c) in the case of the Borrower or any of its Subsidiaries, not make or agree to make any payment to a creditor of Holdings, any Specified Holdings Subsidiary or any Non-Recourse Subsidiary; (d) not commingle any money or other assets of Holdings, any Specified Holdings Subsidiary or any Non-Recourse Subsidiary with any money or other assets of the Borrower or any of its Subsidiaries; and (e) not take any action, or conduct its affairs in a manner, which could reasonably be expected to result in the separate organizational existence of Holdings, each Specified Holdings Subsidiary and each Non-Recourse Subsidiary from the Borrower and its Subsidiaries being ignored under any circumstance. Holdings agrees to cause each Specified Holdings Subsidiary, and the Borrower agrees to cause each Non-Recourse Subsidiary, to comply with the applicable provisions of this
Section 6.11.

     . ERISA Reports. Furnish to the Administrative Agent as soon as available the following items with respect to any Plan:

     (a) any request for a waiver of the funding standards or an extension of the amortization period;

     (b) any reportable event (as defined in Section 4043 of ERISA), unless the notice requirement with respect thereto has been waived by regulation;

     (c) any notice received by any Commonly Controlled Entity that the PBGC has instituted or intends to institute proceedings to terminate any Plan, or that any Multiemployer Plan is insolvent or in reorganization;

     (d) notice of the possibility of the termination of any Plan by its administrator pursuant to Section 4041 of ERISA; and

     (e) notice of the intention of any Commonly Controlled Entity to withdraw, in whole or in part, from any Multiemployer Plan.

     . ERISA, etc. Comply in all material respects with the provisions of ERISA and the Code applicable to each Plan. Each of Holdings, the Borrower and its Subsidiaries will meet all minimum funding requirements applicable to them with respect to any Plan pursuant to Section 302 of ERISA or Section 412 of the Code, without giving effect to any waivers of such requirements or extensions of the related amortization periods which may be granted. At no time shall the Accumulated Benefit Obligations under any Plan that is not a Multiemployer Plan exceed the fair market value of the assets of such Plan allocable to such benefits by more than $10,000,000. After the Closing Date, Holdings, the Borrower and its Subsidiaries will not withdraw, in whole or in part, from any Multiemployer Plan so as to give rise to withdrawal liability exceeding $10,000,000 in the aggregate. At no time shall the actuarial present value of unfunded liabilities for post-employment health care benefits, whether or not provided under a Plan, calculated in a manner consistent with Statement No. 106 of the Financial Accounting Standards Board, exceed $10,000,000.

                          SECTION . NEGATIVE COVENANTS

     Holdings and the Borrower hereby agree that, so long as the Commitments remain in effect, any Letter of Credit remains outstanding or any Loan or other amount is owing to any Lender or any Agent hereunder, each of Holdings and the Borrower shall not, and shall not permit any Subsidiary of the Borrower to, directly or indirectly (provided that only Sections 7.2, 7.3, 7.4, 7.10, 7.12, 7.14(b) and 7.15 shall apply to Holdings):

     . Financial Condition Covenants.

     () Consolidated Leverage Ratio. Permit the Consolidated Leverage Ratio determined as of the last day of any fiscal quarter of the Borrower ending during any period set forth below to exceed the ratio set forth below opposite such period:

               Period                            Consolidated Leverage Ratio
               ------                            ---------------------------
         01/01/00 - 06/30/01                              6.95 to 1.0
         07/01/01 - 06/30/02                              6.75 to 1.0
         07/01/02 - 06/30/03                              6.25 to 1.0
         07/01/03 - 06/30/04                              5.50 to 1.0
         07/01/04 - 06/30/05                              4.50 to 1.0
         07/01/05 and thereafter                          4.00 to 1.0

     () Consolidated Interest Coverage Ratio. Permit the Consolidated Interest Coverage Ratio determined as of the last day of any fiscal quarter ending during any period set forth below to be less than the ratio set forth below opposite such period:

               Period                       Consolidated Interest Coverage Ratio
               ------                       ------------------------------------
         01/01/00 - 06/30/01                              1.50 to 1.0
         07/01/01 - 06/30/03                              1.75 to 1.0
         07/01/03 and thereafter                          2.00 to 1.0

     () Consolidated Debt Service Coverage Ratio. Permit the Consolidated Debt Service Coverage Ratio determined as of the last day of any fiscal quarter ending after January 1, 2000 to be less than 1.25 to 1.0.

For the purposes of paragraphs (b) and (c) above, in calculating the relevant ratios for any period that is not comprised of four fiscal quarters commencing after the Closing Date, Consolidated Interest Expense for the relevant period shall be deemed to equal Consolidated Interest Expense for the number of fiscal quarters commencing after the Closing Date that fall within such period multiplied by the appropriate factor necessary to annualize such amount.

     . Indebtedness. Create, issue, incur, assume, become liable in respect of or suffer to exist any Indebtedness, except:

     () Indebtedness of any Loan Party pursuant to any Loan Document;

     () Indebtedness of the Borrower to any Subsidiary and of any Wholly Owned Subsidiary Guarantor to the Borrower or any other Subsidiary;

     () Guarantee Obligations incurred in the ordinary course of business by the Borrower or any of its Subsidiaries of obligations of any Wholly Owned Subsidiary Guarantor;

     () Indebtedness described on Schedule 7.2(d);

     () Indebtedness (including, without limitation, Capital Lease Obligations) secured by Liens permitted by Section 7.3(f) in an aggregate principal amount not to exceed $10,000,000 at any one time outstanding;

     () Indebtedness of the Borrower (but not any Subsidiary of the Borrower) incurred on any Threshold Transaction Date so long as (i) no Default or Event of Default shall have occurred and be continuing or would result therefrom, (ii) such Indebtedness shall have no scheduled amortization prior to the date that is one year after the final maturity of the Term Loans outstanding on the date such Indebtedness is incurred and (iii) the covenants and default provisions applicable to such Indebtedness shall be no more restrictive than those contained in this Agreement, provided that the requirement that such Indebtedness be incurred on a Threshold Transaction Date shall not apply in the case of any refinancing of Indebtedness previously incurred pursuant to this
Section 7.2(f) so long as the interest rate and cash-pay characteristics applicable to such refinancing Indebtedness are no more onerous than those applicable to such refinanced Indebtedness;

     () Indebtedness of any Person that becomes a Subsidiary pursuant to an Investment permitted by Section 7.7, so long as (i) no Default or Event of Default shall have occurred and be continuing or would result therefrom, (ii) such Indebtedness existed at the time of such Investment and was not created in anticipation thereof, (iii) the Borrower shall use its best efforts to cause such Indebtedness to be repaid no later than 120 days after the date of such Investment, (iv) if such Indebtedness is not repaid within such period then, until such Indebtedness is repaid, the operating cash flow of the relevant Subsidiary shall be excluded for the purposes of calculating Consolidated Operating Cash Flow (whether or not distributed to the Borrower or any of its other Subsidiaries) and (v) the aggregate outstanding principal amount of Indebtedness incurred pursuant to this paragraph shall not exceed $100,000,000;

     () letters of credit for the account of the Borrower or any of its Subsidiaries obtained other than pursuant to this Agreement, so long as the aggregate undrawn face amount thereof, together with any unreimbursed reimbursement obligations in respect thereof, does not exceed $5,000,000 at any one time;

     () Indebtedness of Holdings (but not the Borrower or any of its Subsidiaries) so long as (i) such Indebtedness shall have no scheduled amortization prior to the date that is one year after the final maturity of the Term Loans outstanding on the date such Indebtedness is incurred and (ii) 100% of the Net Cash Proceeds thereof (other than any such Net Cash Proceeds that are applied to refinance other Indebtedness of Holdings) shall be used by Holdings to make Investments in one or more of its Affiliates engaged substantially exclusively in businesses of the type described in Section 7.14(a); and

     () additional Indebtedness of the Borrower or any of its Subsidiaries in an aggregate principal amount (for the Borrower and all Subsidiaries) not to exceed $25,000,000 at any one time outstanding.

     . Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, whether now owned or hereafter acquired, except:

     () Liens for taxes, assessments and other governmental charges not yet due or that are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books of Holdings, the Borrower or its Subsidiaries, as the case may be, in conformity with GAAP;

     () carriers', warehousemen's, mechanics', materialmen's, repairmen's or other like Liens arising in the ordinary course of business that are not overdue for a period of more than 30 days or that are being contested in good faith by appropriate proceedings;

     () pledges or deposits in connection with workers' compensation, unemployment insurance and other social security legislation;

     () deposits made to secure the performance of bids, tenders, trade contracts, leases, statutory or regulatory obligations, surety and appeal bonds, bankers acceptances, government contracts, performance bonds and other obligations of a like nature incurred in the ordinary course of business, in each case excluding obligations for borrowed money;

     () easements, rights-of-way, municipal and zoning ordinances, title defects, restrictions and other similar encumbrances incurred in the ordinary course of business that, in the aggregate, are not substantial in amount and that do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of Holdings, the Borrower or any of its Subsidiaries;

     () Liens securing Indebtedness of Holdings, the Borrower or any of its Subsidiaries incurred pursuant to Section 7.2(e) to finance the acquisition of fixed or capital assets, provided that (i) such Liens shall be created substantially simultaneously with the acquisition of such fixed or capital assets, (ii) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and (iii) the amount of Indebtedness secured thereby is not increased;

     () Liens created pursuant to the Guarantee and Collateral Agreement securing obligations of the Loan Parties under (i) the Loan Documents, (ii) Hedge Agreements provided by any Lender or any Affiliate of any Lender and (iii) letters of credit issued pursuant to Section 7.2(h) by any Lender or any Affiliate of any Lender;

     () any landlord's Lien or other interest or title of a lessor under any lease or a licensor under a license entered into by Holdings, the Borrower or any of its Subsidiaries in the ordinary course of its business and covering only the assets so leased or licensed;

     () Liens created under Pole Agreements on cables and other property affixed to transmission poles or contained in underground conduits;

     () Liens of or restrictions on the transfer of assets imposed by any franchisors, utilities or other regulatory bodies or any federal, state or local statute, regulation or ordinance, in each case arising in the ordinary course of business in connection with franchise agreements or Pole Agreements;

     () Liens arising from judgments or decrees not constituting an Event of Default under Section 8(h); and

     () Liens not otherwise permitted by this Section so long as neither (i) the aggregate outstanding principal amount of the obligations secured thereby nor
(ii) the aggregate fair market value (determined as of the date such Lien is incurred) of the assets subject thereto exceeds (as to Holdings, the Borrower and all Subsidiaries), when added to the aggregate outstanding amount of Attributable Debt, $10,000,000 at any one time.

     . Fundamental Changes. Enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of all or substantially all of its property or business, except that:

     () any Subsidiary of the Borrower may be merged or consolidated with or into any Wholly Owned Subsidiary Guarantor (provided that the Wholly Owned Subsidiary Guarantor shall be the continuing or surviving entity);

     () any Subsidiary of the Borrower that is a holding company with no operations may be merged or consolidated with or into the Borrower (provided that the Borrower shall be the continuing or surviving entity);

     () any Subsidiary of the Borrower may Dispose of any or all of its assets (upon voluntary liquidation or otherwise) to any Wholly Owned Subsidiary Guarantor;

     () any Shell Subsidiary may be dissolved; and

     () so long as no Default or Event of Default has occurred or is continuing or would result therefrom, (i) Holdings may be merged or consolidated with any Affiliate of Paul G. Allen (provided that either (x) Holdings is the continuing or surviving entity or (y) if Holdings is not the continuing or surviving entity, such continuing or surviving entity assumes the obligations of Holdings under the Loan Documents to which it is a party pursuant to an instrument in form and substance reasonably satisfactory to the Administrative Agent and, in connection therewith, the Administrative Agent shall receive such legal opinions, certificates and other documents as it may reasonably request) and
(ii) Holdings may transfer all of the Equity Interests of the Borrower to a Subsidiary of Holdings created for the purpose of holding such Equity Interests (provided that such Subsidiary assumes the obligations of Holdings under the Loan Documents to which it is a party pursuant to an instrument in form and substance reasonably satisfactory to the Administrative Agent and, in connection therewith, the Administrative Agent shall receive such legal opinions, certificates and other documents as it may reasonably request).

     . Disposition of Property. Dispose of any of its property, whether now owned or hereafter acquired, or, in the case of any Subsidiary, issue or sell any Equity Interests to any Person, except:

     () the Disposition of obsolete or worn out property in the ordinary course of business;

     () the sale of inventory in the ordinary course of business;

     () Dispositions expressly permitted by Section 7.4;

     () the sale or issuance of any Subsidiary's Equity Interests to the Borrower or any Wholly Owned Subsidiary Guarantor;

     () the Disposition (directly or indirectly through the Disposition of 100% of the Equity Interests of a Subsidiary) of operating assets by the Borrower or any of its Subsidiaries (it being understood that Exchange Excess Amounts shall be deemed to constitute usage of availability in respect of Dispositions pursuant to this Section 7.5(e)), provided that (i) on the date of such Disposition (the "Disposition Date"), no Default or Event of Default shall have occurred and be continuing or would result therefrom; (ii) the Annualized Asset Cash Flow Amount attributable to the assets being disposed of, when added to the Annualized Asset Cash Flow Amount attributable to all other assets previously disposed of pursuant to this Section 7.5(e) during the one-year period ending on such Disposition Date (or, if shorter, the period from the Closing Date to such Disposition Date), shall not exceed an amount equal to 30% of Annualized Pro Forma Operating Cash Flow determined as of such Disposition Date; (iii) the Annualized Asset Cash Flow Amount attributable to the assets being disposed of, when added to the Annualized Asset Cash Flow Amount attributable to all other assets previously disposed of pursuant to this Section 7.5(e) during the period from the Closing Date to such Disposition Date), shall not exceed an amount equal to 50% of Annualized Pro Forma Operating Cash Flow determined as of such Disposition Date; (iv) at least 75% of the proceeds of such Disposition shall be in the form of cash; and (v) the Net Cash Proceeds of such Disposition shall be applied to prepay the Term Loans to the extent required by Section 2.9(a);

     () any Exchange by the Borrower and its Subsidiaries, provided that (i) on the date of such Exchange, no Default or Event of Default shall have occurred and be continuing or would result therefrom; (ii) the assets received in connection with such Exchange shall be received by a Wholly Owned Subsidiary of the Borrower (or, in the case of any Equity Interests so received, by the Borrower); (iii) in the event that (x) any cash consideration is paid to the Borrower or any of its Subsidiaries in connection with such Exchange and (y) the Annualized Asset Cash Flow Amount attributable to the assets being Exchanged exceeds the annualized asset cash flow amount (determined in a manner comparable to the manner in which Annualized Asset Cash

Flow Amounts are determined hereunder) of the assets received in connection with such Exchange (such excess amount, an "Exchange Excess Amount"), then, the Disposition of such Exchange Excess Amount is permitted by clauses (ii) and
(iii) of Section 7.5(e); and (iv) the Net Cash Proceeds of such Exchange, if any, shall be applied to prepay the Term Loans to the extent required by Section 2.9(a);

     () Dispositions of property acquired after the Closing Date, (other than property acquired in connection with Exchanges of property owned on the Closing
Date), so long as (i) no Default or Event of Default shall have occurred and be continuing or would result therefrom, (ii) a definitive agreement to consummate such Disposition is executed no later than twelve months after the date on which relevant property is acquired and (iii) such Disposition is consummated within eighteen months after the date on which the relevant property is acquired; and

     () the Disposition of other property having a fair market value not to exceed $5,000,000 in the aggregate for any fiscal year of the Borrower.

     . Restricted Payments. Declare or pay any dividend (other than dividends payable solely in common stock of the Person making such dividend) on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any Equity Interests of Holdings, the Borrower or any Subsidiary, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of Holdings, the Borrower or any Subsidiary (collectively, "Restricted Payments"), except that:

     () any Subsidiary may make Restricted Payments to the Borrower or any Wholly Owned Subsidiary Guarantor;

     () the Borrower may make distributions (directly or indirectly) to any Qualified Parent Company or any Affiliate of the Borrower for the purpose of enabling such Person to make scheduled interest payments in respect of its Qualified Indebtedness, provided that (i) no Default or Event of Default shall have occurred and be continuing or would result therefrom, (ii) each such distribution shall be made on a Threshold Transaction Date (except in the case of any distribution made for the purpose of paying interest on (x) Qualified Indebtedness as to which 100% of the Net Cash Proceeds thereof were contributed to the Borrower as a capital contribution or (y) Qualified Indebtedness incurred to refinance such Qualified Indebtedness) and (iii) each such distribution shall be made no earlier than three Business Days prior to the date the relevant interest payment is due;

     () so long as no Default or Event of Default has occurred and is continuing or would result therefrom, (i) the Borrower may make distributions to Holdings or direct payments to be used to repurchase, redeem or otherwise acquire or retire for value any Equity Interests of any Qualified Parent Company held by any member of management of Holdings, the Borrower or any of its Subsidiaries pursuant to any management equity subscription agreement or stock option agreement in effect as of the Closing Date, provided that the aggregate amount of such distributions shall not exceed $5,000,000 in any fiscal year of the Borrower and (ii) the Borrower may make distributions to Holdings as described in the last sentence of Section 7.9;

     () so long as no Default or Event of Default has occurred and is continuing or would result therefrom, the Borrower may make distributions to Holdings for any purpose, provided that, after giving effect to any such distribution, the Consolidated Leverage Ratio shall be less than 4.00 to 1.0;

     () the Borrower may make distributions to Holdings to permit Holdings (or any parent company thereof) to pay (i) attorneys' fees, investment banking fees, accountants' fees, underwriting discounts and commissions and other customary fees and expenses actually incurred in connection with any issuance, sale or incurrence by Holdings (or any such parent company) of Equity Interests or Indebtedness (other than any such amounts customarily paid out of the proceeds of transactions of such type), provided, that such amounts shall be allocated in an appropriate manner (determined after consultation with the Administrative Agent) among the Borrower and the other Subsidiaries, if any, of the issuer or obligor in respect of such Equity Interests or Indebtedness and (ii) other administrative expenses (including legal, accounting, other professional fees and costs, printing and other such fees and expenses) incurred in the ordinary course of business, in an aggregate amount in the case of this clause (ii) not to exceed $2,000,000 in any fiscal year; and

     () in respect of any calendar year or portion thereof during which the Borrower is a Flow-Through Entity, so long as no Default or Event of Default has occurred and is continuing or would result therefrom, the Borrower may make distributions (directly or indirectly) to the direct or indirect holders of the Equity Interests of the Borrower that are not Flow-Through Entities, in proportion to their ownership interests, sufficient to permit each such holder to pay income taxes that are required to be paid by it with respect to its Equity Interests in the Borrower for the prior calendar year, as estimated by the Borrower in good faith.

     . Investments. Make any advance, loan, extension of credit (by way of guaranty or otherwise) or capital contribution to, or purchase any Equity Interests, bonds, notes, debentures or other debt securities of, or any assets constituting a significant part of a business unit of, or make any other investment in, any Person (all of the foregoing, "Investments"), except:

     () extensions of trade credit in the ordinary course of business;

     () investments in Cash Equivalents;

     () Guarantee Obligations permitted by Section 7.2;

     () loans and advances to employees of the Borrower or any of its Subsidiaries in the ordinary course of business (including for travel, entertainment and relocation expenses) in an aggregate amount not to exceed $2,000,000 at any one time outstanding;

     () Investments by the Borrower or any of its Subsidiaries in the Borrower or any Person that, prior to such investment, is a Wholly Owned Subsidiary Guarantor;

     () acquisitions by the Borrower or any Wholly Owned Subsidiary Guarantor of operating assets (substantially all of which consist of cable systems), directly through an asset acquisition or indirectly through the acquisition of 100% of the Equity Interests of a Person substantially all of whose assets consist of cable systems, provided, that (i) no Default or Event of Default shall have occurred and be continuing or would result therefrom and (ii) the aggregate Consideration (excluding Consideration paid with the proceeds of Paul Allen Contributions and Consideration consisting of operating assets transferred in connection with Exchanges) paid in connection with such acquisitions, other than acquisitions consummated on a Threshold Transaction Date, shall not exceed $150,000,000 during the term of this Agreement;

     () the Borrower or any of its Subsidiaries may contribute cable systems to any Non-Recourse Subsidiary so long as (i) such Disposition is permitted pursuant to Section 7.5(e), (ii) no Default or Event of Default shall have occurred and be continuing or would result therefrom, (iii) after giving effect thereto, the Consolidated Leverage Ratio shall be equal to or lower than the Consolidated Leverage Ratio in effect immediately prior thereto and (iv) the Equity Interests received by the Borrower or any of its Subsidiaries in connection therewith shall be pledged as

Collateral (either directly or through a holding company parent of such Non-Recourse Subsidiary so long as such parent is a Wholly Owned Subsidiary Guarantor); and

     () in addition to Investments otherwise expressly permitted by this Section, Investments by the Borrower or any of its Subsidiaries in an aggregate amount (valued at cost) not to exceed $50,000,000 during the term of this Agreement.

     . Certain Payments and Modifications Relating to Indebtedness and Management Fees. () Make or offer to make any payment, prepayment, repurchase or redemption in respect of, or otherwise optionally or voluntarily defease or segregate funds with respect to (collectively, "prepayment"), any Specified Long-Term Indebtedness, other than (i) the payment of scheduled interest payments required to be made in cash, (ii) the prepayment of Specified Subordinated Debt with the proceeds of other Specified Long-Term Indebtedness or of Loans and (iii) the prepayment of any such Indebtedness with the proceeds of other Specified Long-Term Indebtedness so long as such new Indebtedness has terms no less favorable to the interests of the Borrower and the Lenders than those applicable to the Indebtedness being refinanced.

     () Amend, modify, waive or otherwise change, or consent or agree to any amendment, modification, waiver or other change to, any of the terms of the any Specified Long-Term Indebtedness, other than any such amendment, modification, waiver or other change that (i) (x) would extend the maturity or reduce the amount of any payment of principal thereof or reduce the rate or extend any date for payment of interest thereon or (y) is immaterial to the interests of the Lenders and (ii) does not involve the payment of a consent fee.

     () Make, agree to make or expense any payment in respect of management fees, directly or indirectly, except that the Borrower may pay management fees pursuant to the Management Fee Agreement so long as (i) no Default or Event of Default shall have occurred and be continuing or would result therefrom, (ii) the aggregate amount of such payments expensed during any fiscal year of the Borrower shall not exceed 3.50% of consolidated revenues of the Borrower and its consolidated Subsidiaries for such fiscal year (provided that, in addition, payments of management fees may be made in respect of amounts that have been accrued, but were not paid, during any preceding fiscal year of the Borrower ending on or after December 31, 2000, so long as the aggregate amount of payments made pursuant to this parenthetical during any fiscal year of the Borrower (other than any such payments made on a Threshold Management Fee Date), when added to the aggregate amount of non-deferred management fees otherwise paid pursuant to this clause (ii) during such fiscal year, shall not exceed 5.0% of consolidated revenues of the Borrower and its consolidated Subsidiaries for such fiscal year) and (iii) each such payment shall be made no earlier than three Business Days prior to the date such payment is due.

     () Amend, modify, waive or otherwise change, or consent or agree to any amendment, modification, waiver or other change to, any of the terms of the Management Fee Agreement, other than any such amendment, modification, waiver or other change that (i) (x) would extend the due date or reduce the amount of any payment thereunder or (y) does not adversely affect the interests of the Lenders and (ii) does not involve the payment of a consent fee.

     . Transactions with Affiliates. Enter into any transaction, including any purchase, sale, lease or exchange of property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate (other than the Borrower or any Wholly Owned Subsidiary Guarantor) unless such transaction is (a) not prohibited under this Agreement, (b) in the ordinary course of business of the Borrower or such Subsidiary, as the case may be, and
(c) upon fair and reasonable terms no less favorable to the Borrower or such Subsidiary, as the case may be, than it would obtain in a comparable arm's length transaction with a Person that is not an Affiliate. The foregoing restrictions shall not apply to transactions expressly permitted by Section 7.6 or Section 7.8(c). Notwithstanding anything to the contrary in this Section 7.9, so long as no Default or Event of Default shall have occurred and be continuing, the Borrower shall be permitted to pay (either directly or by way of a distribution to Holdings) amounts not in excess of 1.0% of the aggregate enterprise value of Investments permitted hereby to certain Affiliates of the Borrower.

     . Sales and Leasebacks. Enter into any arrangement with any Person (other than Subsidiaries of the Borrower) providing for the leasing by Holdings, the Borrower or any Subsidiary of real or personal property that has been or is to be sold or transferred by Holdings, the Borrower or such Subsidiary to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of Holdings, the Borrower or such Subsidiary unless, after giving effect thereto, the aggregate outstanding amount of Attributable Debt, when added to the aggregate amount utilized pursuant to Section 7.3(l), does not exceed $10,000,000.

     . Changes in Fiscal Periods. Permit the fiscal year of the Borrower to end on a day other than December 31 or change the Borrower's method of determining fiscal quarters.

     . Negative Pledge Clauses. Enter into or suffer to exist or become effective any agreement that prohibits or limits the ability of Holdings, the Borrower or any of its Subsidiaries to create, incur, assume or suffer to exist any Lien upon any of its property or revenues, whether now owned or hereafter acquired, to secure its obligations under the Loan Documents to which it is a party (without regard to the amount of such obligations), other than (a) this Agreement and the other Loan Documents, (b) any agreements governing any purchase money Liens or Capital Lease Obligations otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets financed thereby) and (c) pursuant to Contractual Obligations assumed in connection with Investments (but not created in contemplation thereof) so long as the maximum aggregate liabilities of Holdings and its Subsidiaries pursuant thereto do not exceed $2,000,000 at any time.

     . Clauses Restricting Subsidiary Distributions. Enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Subsidiary of the Borrower to (a) make Restricted Payments in respect of any Equity Interests of such Subsidiary held by, or pay any Indebtedness owed to, the Borrower or any other Subsidiary of the Borrower, (b) make loans or advances to, or other Investments in, the Borrower or any other Subsidiary of the Borrower or (c) transfer any of its assets to the Borrower or any other Subsidiary of the Borrower, except for such encumbrances or restrictions existing under or by reason of (i) any restrictions existing under the Loan Documents and (ii) any restrictions with respect to a Subsidiary imposed pursuant to an agreement that has been entered into in connection with the Disposition of all or substantially all of the Equity Interests or assets of such Subsidiary in a transaction otherwise permitted by this Agreement.

     . Lines of Business; Holding Company Status. (a) Enter into any business, either directly or through any Subsidiary, except for (i) those businesses in which the Borrower and its Subsidiaries are significantly engaged on the date of this Agreement and (ii) businesses which are reasonably similar or related thereto or reasonable extensions thereof but not, in the case of this clause
(ii), in the aggregate, material to the overall business of the Borrower and its Subsidiaries (collectively, "Permitted Lines of Business"), provided, that, in any event, the Borrower and its Subsidiaries will continue to be primarily engaged in the businesses in which they are primarily engaged on the date of this Agreement.

     (b) In the case of Holdings and the Borrower, (i) conduct, transact or otherwise engage in, or commit to conduct, transact or otherwise engage in, any business or operations other than those incidental to its ownership of the Equity Interests in other Persons or (ii) own, lease, manage or otherwise operate any properties or assets other than Equity Interests in other Persons.

     . Investments by Holdings in the Borrower. In the case of Holdings, make any Investment in the Borrower other than in the form of a capital contribution, unless such Investment is evidenced by a note and pledged to the Administrative Agent pursuant to the Guarantee and Collateral Agreement.


                           SECTION . EVENTS OF DEFAULT

     If any of the following events shall occur and be continuing:

     () the Borrower shall fail to pay any principal of any Loan or Reimbursement Obligation when due in accordance with the terms hereof; or the Borrower shall fail to pay any interest on any Loan or Reimbursement Obligation, or any other amount payable hereunder or under any other Loan Document, within five days after any such interest or other amount becomes due in accordance with the terms hereof; or

     () any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document or that is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been inaccurate in any material respect on or as of the date made or deemed made; or

     () any Loan Party shall default in the observance or performance of any agreement contained in clause (i) or (ii) of Section 6.4(a) (with respect to Holdings and the Borrower only), Section 6.7(a) or Section 7 of this Agreement or Sections 6.4 and 6.6(b) of the Guarantee and Collateral Agreement; or

     () any Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section), and such default shall continue unremedied for a period of 30 days after notice to the Borrower from the Administrative Agent or the Required Lenders; or

     () Holdings, the Borrower or any of its Subsidiaries shall (i) default in making any payment of any principal of any Indebtedness (including any Guarantee Obligation, but excluding the Loans) on the scheduled or original due date with respect thereto; or (ii) default in making any payment of any interest on any such Indebtedness beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; or (iii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or (in the case of any such Indebtedness constituting a Guarantee Obligation) to become payable; provided, that a default, event or condition described in clause (i),
(ii) or (iii) of this paragraph (e) shall not at any time constitute an Event of Default unless, at such time, one or more defaults, events or conditions of the type described in clauses (i), (ii) and (iii) of this paragraph (e) shall have occurred and be continuing with respect to Indebtedness of Holdings, the Borrower and its Subsidiaries the outstanding principal amount of which exceeds in the aggregate $25,000,000; or

     () (i) Holdings, the Borrower or any of its Subsidiaries shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or Holdings, the Borrower or any of its Subsidiaries shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against Holdings, the Borrower or any of its Subsidiaries any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) there shall be commenced against Holdings, the Borrower or any of its Subsidiaries any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) Holdings, the Borrower or any of its Subsidiaries shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) Holdings, the Borrower or any of its Subsidiaries shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

     () (i) Commonly Controlled Entities shall fail to pay when due amounts (other than amounts being contested in good faith through appropriate proceedings) for which they shall have become liable under Title IV of ERISA to pay to the PBGC or to a Plan, (ii) the PBGC shall institute proceedings under Title IV of ERISA to terminate or to cause a trustee to be appointed to administer any Plan or a proceeding shall be instituted by a fiduciary of any Plan against any Commonly Controlled Entity to enforce Sections 515 or 4219(c)(5) of ERISA and such proceeding shall not have been dismissed within 30 days thereafter, or (iii) a condition shall exist which would require the PBGC to obtain a decree adjudicating that any Plan must be terminated; and in each case in clauses (i) through (iii) above, such event or condition, together with all other such events or conditions, if any, could, in the sole judgment of the Required Lenders, reasonably be expected to result in a Material Adverse Effect; or

     () one or more judgments or decrees shall be entered against Holdings, the Borrower or any of its Subsidiaries involving in the aggregate for all such Persons a liability (to the extent not paid or fully covered by insurance as to which the relevant insurance company has acknowledged coverage) of $25,000,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 30 days from the entry thereof; or

     () the Guarantee and Collateral Agreement shall cease, for any reason (other than the gross negligence or willful misconduct of the Administrative Agent), to be in full force and effect, or any Loan Party or any Affiliate of any Loan Party shall so assert, or any Lien created by the Guarantee and Collateral Agreement shall cease to be enforceable and of the same effect and priority purported to be created thereby; or

     () (i) the Paul Allen Group shall cease to have the power, directly or indirectly, to vote or direct the voting of Equity Interests having at least 51% (determined on a fully diluted basis) of the ordinary voting power for the management of the Borrower; (ii) the Paul Allen Group shall cease to own of record and beneficially, directly or indirectly, Equity Interests of the Borrower representing at least 51% (determined on a fully diluted basis) of the economic interests therein (provided that such percentage shall be reduced to 25% after the consummation of an Initial Public Offering); (iii) a Specified Change of Control shall occur; (iv) Charter Communications Holding Company, LLC shall cease to own of record and beneficially, directly or indirectly, Equity Interests of the Borrower representing at least 51% (determined on a fully diluted basis) of the economic interests therein; or (v) the Borrower shall cease to be a direct Wholly Owned Subsidiary of Holdings; or

     () the Borrower or any of its Subsidiaries shall have received a notice of termination or suspension with respect to any of its CATV Franchises or CATV Systems from the FCC or any Governmental Authority or other franchising authority or the Borrower or any of its Subsidiaries or the grantors of any CATV Franchises or CATV Systems shall fail to renew such CATV Franchises or CATV Systems at the stated expiration thereof if the percentage represented by such CATV Franchises or CATV Systems and any other CATV Franchises or CATV Systems which are then so terminated, suspended or not renewed of Consolidated Operating Cash Flow for the 12-month period preceding the date of the termination, suspension or failure to renew, as the case may be, (giving pro forma effect to any acquisitions or Dispositions that have occurred since the beginning of such 12-month period as if such acquisitions or Dispositions had occurred at the beginning of such 12-month period), would exceed 10%, unless (i) an alternative CATV Franchise or CATV System in form and substance reasonably satisfactory to the Required Lenders shall have been procured and come into effect prior to or concurrently with the termination or expiration date of such terminated, suspended or non-renewed CATV Franchise or CATV System or (ii) the Borrower or such Subsidiary continues to operate and retain the revenues received from such systems after the stated termination or expiration and is engaged in negotiations to renew or extend such franchise rights and obtains such renewal or extension within one year following the stated termination or expiration, provided that such negotiations have not been terminated by either party thereto, such franchise rights or the equivalent thereof have not been awarded on an exclusive basis to a third Person and no final determination (within the meaning of Section 635 of the Communications Act of 1934, as amended) has been made that the Borrower or such Subsidiary is not entitled to the renewal or extension thereof;

then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (f) above with respect to the Borrower, automatically the Commitments shall immediately terminate and the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) shall immediately become due and payable, and (B) if such event is any other Event of Default, either or both of the following actions may be taken: (i) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower declare the Revolving Commitments to be terminated forthwith, whereupon the Revolving Commitments shall immediately terminate; and (ii) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower, declare the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) to be due and payable forthwith, whereupon the same shall immediately become due and payable. With respect to all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to this paragraph, the Borrower shall at such time deposit in a cash collateral account opened by the Administrative Agent an amount equal to the aggregate then undrawn and unexpired amount of such Letters of Credit. Amounts held in such cash collateral account shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay other obligations of the Borrower hereunder and under the other Loan Documents. After all such Letters of Credit shall have expired or been fully drawn upon, all Reimbursement Obligations shall have been satisfied and all other obligations of the Borrower hereunder and under the other Loan Documents shall have been paid in full, the balance, if any, in such cash collateral account shall be returned to the Borrower (or such other Person as may be lawfully entitled thereto). Except as expressly provided above in this Section, presentment, demand, protest and all other notices of any kind are hereby expressly waived by the Borrower.

                              SECTION . THE AGENTS

     . Appointment. Each Lender hereby irrevocably designates and appoints the Administrative Agent as the agent of such Lender under this Agreement and the other Loan Documents, and each such Lender irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent.

     . Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys in-fact selected by it with reasonable care.

     . Exculpatory Provisions. Neither any Agent nor any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates shall be
(i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from its or such Person's own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Agents under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of any Loan Party a party thereto to perform its obligations hereunder or thereunder. The Agents shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party.

     . Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to Holdings or the Borrower), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, all Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or, if so specified by this Agreement, all Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.

     . Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Administrative Agent has received notice from a Lender, Holdings or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a "notice of default". In the event that the Administrative Agent receives such a notice, the Administrative Agent shall promptly give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all Lenders); provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

     . Non-Reliance on Agents and Other Lenders. Each Lender expressly acknowledges that neither the Agents nor any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates have made any representations or warranties to it and that no act by any Agent hereinafter taken, including any review of the affairs of a Loan Party or any affiliate of a Loan Party, shall be deemed to constitute any representation or warranty by any Agent to any Lender. Each Lender represents to the Agents that it has, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Loan Party or any affiliate of a Loan Party that may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or affiliates.

     . Indemnification. The Lenders agree to indemnify each Agent in its capacity as such (to the extent not reimbursed by Holdings or the Borrower and without limiting the obligation of Holdings or the Borrower to do so), ratably according to their respective Aggregate Exposure Percentages in effect on the date on which indemnification is sought under this Section (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such Aggregate Exposure Percentages immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from such Agent's gross negligence or willful misconduct. The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder.

     . Agent in Its Individual Capacity. Each Agent and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Loan Party as though such Agent was not an Agent. With respect to its Loans made or renewed by it and with respect to any Letter of Credit issued or participated in by it, each Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not an Agent, and the terms "Lender" and "Lenders" shall include each Agent in its individual capacity.

     . Resignation of Agents. (a) The Administrative Agent may resign at any time by giving at least 60 days' prior written notice of its intention to do so to each of the other Lenders and the Borrower pending the appointment by the Borrower of a successor Administrative Agent reasonably satisfactory to the Required Lenders. If no successor Administrative Agent shall have been so appointed and shall have accepted such appointment within 45 days after the retiring Administrative Agent's giving of such notice of resignation, then the retiring Administrative Agent may with the consent of the Borrower, which shall not be unreasonably withheld or delayed, appoint a successor Administrative Agent which shall be a bank or a trust company organized, or having a branch that is licensed, under the laws of the United States of America or any state thereof and having a combined capital, surplus and undivided profit of at least $100,000,000.

     (b) Any Agent other than the Administrative Agent may resign at any time by giving at least 60 days' prior written notice of its intention to do so to each of the other Lenders and the Borrower. Upon any such resignation, the Borrower may, but shall not be obligated to, appoint a successor Agent in the relevant capacity reasonably satisfactory to the Required Lenders, provided, that the effectiveness of such resignation shall not be conditioned upon the appointment of a successor.

     (c) After any retiring Agent's resignation hereunder as Agent, the provisions of this Agreement shall continue to inure to the benefit of such Agent as to any actions taken or omitted to be taken by it while it was an Agent under this Agreement and the other Loan Documents.

     . Other Agents. Notwithstanding any provision to the contrary elsewhere in this Agreement (including the circumstance that the Syndication Agents shall have certain rights regarding notification, consents and other matters, to the extent expressly provided herein), no Agent other than the Administrative Agent shall have any duties or responsibilities hereunder or under any other Loan Document, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against any Agent.

                             SECTION . MISCELLANEOUS

     . Amendments and Waivers. Neither this Agreement, any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 10.1. The Required Lenders and each Loan Party party to the relevant Loan Document may, or, with the written consent of the Required Lenders, each Loan Party party to the relevant Loan Document and any Specified Agent selected by the Borrower may, from time to time, (a) enter into written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Loan Parties hereunder or thereunder or (b) waive, on such terms and conditions as the Required Lenders or such Specified Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall (i) forgive the principal amount or extend the final scheduled date of maturity of any Loan, extend the scheduled date of any amortization payment in respect of any Term Loan, extend the scheduled date of any reduction of the Revolving Commitments, reduce the stated rate of any interest or fee payable hereunder or extend the scheduled date of any payment thereof, or increase the amount or extend the expiration date of any Lender's Commitment, in each case without the consent of each Lender directly affected thereby; (ii) eliminate or reduce any voting rights under this Section 10.1 or reduce any percentage specified in the definition of Required Lenders, consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement and the other Loan Documents, release all or substantially all of the Collateral or release any material Subsidiary Guarantor from its obligations under the Guarantee and Collateral Agreement (in each case except in connection with Dispositions consummated or approved in accordance with the other terms of this Agreement), in each case without the written consent of all Lenders; (iii) reduce the percentage specified in the definition of Majority Facility Lenders with respect to any Facility without the written consent of all Lenders under such Facility;
(iv) amend or modify the definition of "Required Prepayment Lenders" without the written consent of the Required Prepayment Lenders; (v) amend, modify or waive any provision of Section 2.9(a) without the written consent of the Required Prepayment Lenders; (vi) amend, modify or waive any provision of Section 9 without the written consent of each affected Agent; (vii) amend, modify or waive any provision of Section 2.4 or 2.5 without the written consent of the Swingline Lender; or (viii) amend, modify or waive any provision of Section 3 without the written consent of each affected Issuing Lender. Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Agents and all future holders of the Loans. In the case of any waiver, the Loan Parties, the Lenders and the Agents shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon. It is understood that, with respect to any voting required by this Section 10.1, each Lender and its related Approved Funds, if any, shall vote as a single unit.

     . Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received, addressed as follows in the case of Holdings, the Borrower and the Administrative Agent, and as set forth in an administrative questionnaire delivered to the Administrative Agent in the case of the Lenders, or to such other address as may be hereafter notified by the respective parties hereto:

     Any Loan Party:                    c/o CC VI Operating Company, LLC
                                        12444 Powerscourt Drive, Suite 100
                                        St. Louis, Missouri  63131
                                        Attention: Kent D. Kalkwarf
                                        Telecopy:  (314) 965-8793
                                        Telephone: (314) 543-2309
     with a copy to:                    Paul, Hastings, Janofsky & Walker LLP
                                        600 Peachtree Street, N.E., Suite 2400
                                        Atlanta, Georgia  30308
                                        Attention: Kevin Conboy, Esq.
                                        Telecopy:  (404) 815-2444
                                        Telephone: (404) 815-2211

     The Administrative Agent:          Toronto Dominion (Texas), Inc.
                                        909 Fannin, Suite 1700
                                        Houston, Texas  77010
                                        Attention: Giovanny Pieternelle
                                        Telecopy:  (713) 951-0033
                                        Telephone: (713) 653-8235

provided that any notice, request or demand to or upon the Administrative Agent or the Lenders shall not be effective until received.

     . No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of any Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

     . Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans and other extensions of credit hereunder.

     . Payment of Expenses and Taxes. The Borrower agrees (a) to pay or reimburse the Administrative Agent for all its reasonable out-of-pocket costs and expenses incurred in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including the reasonable fees and disbursements of one firm of counsel to the Administrative Agent and filing and recording fees and expenses, with statements with respect to the foregoing to be submitted to the Borrower prior to the Closing Date (in the case of amounts to be paid on the Closing Date) and from time to time thereafter on a quarterly basis or such other periodic basis as the Administrative Agent shall deem appropriate, (b) to pay or reimburse each Lender and each Agent for all its costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any such other documents, including the fees and disbursements of one firm of counsel selected by the Administrative Agent and reasonably acceptable to the Syndication Agents (or, in the event that either Syndication Agent determines in good faith that issues apply to it that are not applicable to the Administrative Agent or, with respect to an issue as to which another counsel is proposed to be engaged, that its interests are different from those of the Administrative Agent, one additional firm of counsel selected by Chase Securities Inc.), together with any special or local counsel to the Administrative Agent, and not more than one other firm of counsel to the Lenders, (c) to pay, indemnify, and hold each Lender and each Agent harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other taxes, if any, that may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents, and (d) to pay, indemnify, and hold each Lender, each Agent, their affiliates and their respective officers, directors, trustees, employees, agents and controlling persons (each, an "Indemnitee") harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents and any such other documents, including any of the foregoing relating to the use of proceeds of the Loans or the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of Holdings, the Borrower any of its Subsidiaries or any of the Properties and the reasonable fees and expenses of legal counsel in connection with claims, actions or proceedings by any Indemnitee against any Loan Party under any Loan Document (all the foregoing in this clause (d), collectively, the "Indemnified Liabilities"), provided, that the Borrower shall have no obligation hereunder to any Indemnitee with respect to Indemnified Liabilities to the extent such Indemnified Liabilities are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnitee. Without limiting the foregoing, and to the extent permitted by applicable law, the Borrower agrees not to assert and to cause its Subsidiaries not to assert, and hereby waives and agrees to cause its Subsidiaries to so waive, all rights for contribution or any other rights of recovery with respect to all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature, under or related to Environmental Laws, that any of them might have by statute or otherwise against any Indemnitee. All amounts due under this Section
10.5 shall be payable not later than 15 days after written demand therefor. Statements payable by the Borrower pursuant to this Section 10.5 shall be submitted to Kent Kalkwarf (Telephone No. 314-543-2309) (Telecopy No. 314-965-8793), at the address of the Borrower set forth in Section 10.2, or to such other Person or address as may be hereafter designated by the Borrower in a written notice to the Administrative Agent. The agreements in this Section 10.5 shall survive repayment of the Loans and all other amounts payable hereunder.

     . Successors and Assigns; Participations and Assignments. () This Agreement shall be binding upon and inure to the benefit of Holdings, the Borrower, the Lenders, the Agents, all future holders of the Loans and their respective successors (which shall include, in the case of any Lender, any entity resulting from a merger or consolidation) and assigns, except that the Borrower may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of each Lender.

     () Any Lender other than any Conduit Lender may, without the consent of the Borrower or the Administrative Agent, in accordance with applicable law, at any time sell to one or more banks, financial institutions or other entities (each, a "Participant"), including, without limitation, any Conduit Participant, participating interests in any Loan owing to such Lender, any Commitment of such Lender or any other interest of such Lender hereunder and under the other Loan Documents. In the event of any such sale by a Lender of a participating interest to a Participant, such Lender's obligations under this Agreement to the other parties to this Agreement shall remain unchanged, such Lender shall remain solely responsible for the performance thereof, such Lender shall remain the holder of any such Loan for all purposes under this Agreement and the other Loan Documents, and the Borrower and the Agents shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement and the other Loan Documents. In no event shall any Participant under any such participation have any right to approve any amendment or waiver of any provision of any Loan Document, or any consent to any departure by any Loan Party therefrom, except to the extent that such amendment, waiver or consent would reduce the principal of, or interest on, the Loans or any fees payable hereunder, or postpone the date of the final maturity of the Loans, in each case to the extent subject to such participation. The Borrower agrees that if amounts outstanding under this Agreement and the Loans are due or unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall, to the maximum extent permitted by applicable law, be deemed to have the right of setoff in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement, provided that, in purchasing such participating interest, such Participant shall be deemed to have agreed to share with the Lenders the proceeds thereof as provided in Section 10.7(a) as fully as if it were a Lender hereunder. The Borrower also agrees that each Participant shall be entitled to the benefits of Sections 2.16, 2.17 and 2.18 with respect to its participation in the Commitments and the Loans outstanding from time to time as if it was a Lender; provided that, in the case of Section 2.17, such Participant shall have complied with the requirements of said Section and provided, further, that no Participant shall be entitled to receive any greater amount pursuant to any such Section than the transferor Lender would have been entitled to receive in respect of the amount of the participation transferred by such transferor Lender to such Participant had no such transfer occurred.

     () Any Lender other than any Conduit Lender (an "Assignor") may, in accordance with applicable law, at any time and from time to time assign to any Lender, any affiliate of any Lender or any Approved Fund or, with the consent of the Borrower and the Administrative Agent (which, in each case, shall not be unreasonably withheld or delayed), to an additional bank, financial institution or other entity (an "Assignee") all or any part of its rights and obligations under this Agreement pursuant to an Assignment and Acceptance, executed by such Assignee, such Assignor and any other Person whose consent is required pursuant to this paragraph, and delivered to the Administrative Agent for its acceptance and recording in the Register; provided that, except in the case of an assignment of all of a Lender's interests under this Agreement, no such assignment to an Assignee (other than any Lender, any affiliate of any Lender or any Approved Fund) shall (i) be in an aggregate principal amount of less than $5,000,000 or (ii) cause the Assignor to have Aggregate Exposure of less than $3,000,000, in each case unless otherwise agreed by the Borrower and the Administrative Agent. For purposes of clauses (i) and (ii) of the preceding sentence, the amounts described therein shall be aggregated in respect of each Lender and its related Approved Funds, if any. Any such assignment need not be ratable as among the Facilities. Upon such execution, delivery, acceptance and recording, from and after the effective date determined pursuant to such Assignment and Acceptance, (x) the Assignee thereunder shall be a party hereto and, to the extent provided in such Assignment and Acceptance, have the rights and obligations of a Lender hereunder with a Commitment and/or Loans as set forth therein, and (y) the Assignor thereunder shall, to the extent provided in such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of an Assignor's rights and obligations under this Agreement, such Assignor shall cease to be a party hereto). Notwithstanding any provision of this Section 10.6, the consent of the Borrower shall not be required for any assignment that occurs when an Event of Default pursuant to Section 8(a) or 8(f) shall have occurred and be continuing. On the effective date of any Assignment and Acceptance, the Administrative Agent shall give notice of the terms thereof to the Syndication Agents. Notwithstanding the foregoing, any Conduit Lender may assign at any time to its designating Lender hereunder without the consent of the Borrower or the Administrative Agent any or all of the Loans it may have funded hereunder and pursuant to its designation agreement and without regard to the limitations set forth in the first sentence of this Section 10.6(c).

     () The Administrative Agent shall, on behalf of the Borrower, maintain at its address referred to in Section 10.2 a copy of each Assignment and Acceptance delivered to it and a register (the "Register") for the recordation of the names and addresses of the Lenders and the Commitment of, and the principal amount of the Loans owing to, each Lender from time to time. The entries in the Register shall be conclusive, in the absence of manifest error, and the

Borrower, each other Loan Party, the Agents and the Lenders shall treat each Person whose name is recorded in the Register as the owner of the Loans and any Notes evidencing the Loans recorded therein for all purposes of this Agreement. Any assignment of any Loan, whether or not evidenced by a Note, shall be effective only upon appropriate entries with respect thereto being made in the Register (and each Note shall expressly so provide). Any assignment or transfer of all or part of a Loan evidenced by a Note shall be registered on the Register only upon surrender for registration of assignment or transfer of the Note evidencing such Loan, accompanied by a duly executed Assignment and Acceptance, and thereupon one or more new Notes shall be issued to the designated Assignee. The Administrative Agent will promptly send a copy of the Register to the Borrower upon request.

     () Upon its receipt of an Assignment and Acceptance executed by an Assignor, an Assignee and any other Person whose consent is required by Section 10.6(c), together with payment to the Administrative Agent of a registration and processing fee of $3,500, the Administrative Agent shall (i) promptly accept such Assignment and Acceptance and (ii) record the information contained therein in the Register on the effective date determined pursuant thereto.

     () For avoidance of doubt, the parties to this Agreement acknowledge that the provisions of this Section 10.6 concerning assignments relate only to absolute assignments and that such provisions do not prohibit assignments creating security interests, including any pledge or assignment by a Lender of any Loan to any Federal Reserve Bank in accordance with applicable law.

     () Each of Holdings, the Borrower, each Lender and the Administrative Agent hereby confirms that it will not institute against a Conduit Lender or join any other Person in instituting against a Conduit Lender any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding under any state bankruptcy or similar law, for one year and one day after the payment in full of the latest maturing commercial paper note issued by such Conduit Lender; provided, however, that each Lender designating any Conduit Lender hereby agrees to indemnify, save and hold harmless each other party hereto for any loss, cost, damage or expense arising out of its inability to institute such a proceeding against such Conduit Lender during such period of forbearance.

     . Adjustments; Set-off. () Except to the extent that this Agreement expressly provides for payments to be allocated to a particular Lender or to the Lenders under a particular Facility, if any Lender (a "Benefitted Lender") shall receive any payment of all or part of the amounts owing to it hereunder, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in
Section 8(f), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of the amounts owing to such other Lender hereunder, such Benefitted Lender shall purchase for cash from the other Lenders a participating interest in such portion of the amounts owing to each such other Lender hereunder, or shall provide such other Lenders with the benefits of any such collateral, as shall be necessary to cause such Benefitted Lender to share the excess payment or benefits of such collateral ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefitted Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest, unless such Benefitted Lender is required to pay interest thereon, in which case each Lender returning funds to such Benefitted Lender shall pay its pro rata share of such interest.

     () In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to Holdings or the Borrower, any such notice being expressly waived by Holdings and the Borrower to the extent permitted by applicable law, upon any amount becoming due and payable by Holdings or the Borrower hereunder (whether at the stated maturity, by acceleration or otherwise), to set off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of Holdings or the Borrower, as the case may be. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such setoff and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such setoff and application.

     . Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.

     . Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

     . Integration. This Agreement and the other Loan Documents represent the agreement of Holdings, the Borrower, the Agents and the Lenders with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by the any Agent or any Lender relative to subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

     . GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

     . Submission To Jurisdiction; Waivers. Each of Holdings and the Borrower hereby irrevocably and unconditionally:

     () submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York, the courts of the United States for the Southern District of New York, and appellate courts from any thereof;

     () consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

     () agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to Holdings or the Borrower, as the case may be at its address set forth in Section 10.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

     () agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

     () waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.

     . Acknowledgments. Each of Holdings and the Borrower hereby acknowledges that:

     () it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

     () neither any Agent nor any Lender has any fiduciary relationship with or duty to Holdings or the Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Agents and Lenders, on one hand, and Holdings and the Borrower, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

     () no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Agents and the Lenders or among Holdings, the Borrower and the Agents and the Lenders.

     . Releases of Guarantees and Liens. (a) Notwithstanding anything to the contrary contained herein or in any other Loan Document, the Administrative Agent is hereby irrevocably authorized by each Lender (without requirement of notice to or consent of any Lender except as expressly required by Section 10.1) to take any action requested by the Borrower having the effect of releasing any Collateral or Guarantee Obligations (i) to the extent necessary to permit consummation of any transaction not prohibited by any Loan Document or that has been approved in accordance with Section 10.1 or (ii) under the circumstances described in paragraph (b) below.

     (b) At such time as the Loans, the Reimbursement Obligations and the other obligations under the Loan Documents (other than obligations under or in respect of Hedge Agreements or letters of credit obtained other than pursuant to this Agreement) shall have been paid in full, the Commitments have been terminated and no Letters of Credit shall be outstanding, the Collateral shall be released from the Liens created by the Guarantee and Collateral Agreement, and the Guarantee and Collateral Agreement and all obligations (other than those expressly stated to survive such termination) of the Administrative Agent and each Loan Party under the Guarantee and Collateral Agreement shall terminate, all without delivery of any instrument or performance of any act by any Person.

     . Confidentiality. Each Agent and each Lender agrees to keep confidential all non- public information provided to it by any Loan Party pursuant to this Agreement that is designated by such Loan Party as confidential; provided that nothing herein shall prevent any Agent or any Lender from disclosing any such information (a) to any Agent, any Lender or any affiliate of any Lender or any Approved Fund, (b) to any Transferee or prospective Transferee that agrees to comply with the provisions of this Section, (c) to its employees, directors, agents, attorneys, accountants and other professional advisors or those of any of its affiliates who have a need to know, (d) upon the request or demand of any Governmental Authority, (e) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Requirement of Law, (f) if requested or required to do so in connection with any litigation or similar proceeding, (g) that has been publicly disclosed, (h) any nationally recognized rating agency that requires access to information about a Lender's investment portfolio in connection with ratings issued with respect to such Lender, (i) in connection with the exercise of any remedy hereunder or under any other Loan Document or (j) to any direct or indirect contractual counterparty in swap agreements or such contractual counterparty's professional advisor (so long as such contractual counterparty or professional advisor to such contractual counterparty agrees to be bound by the provisions of this Section 10.15).

     . WAIVERS OF JURY TRIAL. HOLDINGS, THE BORROWER, THE AGENTS AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

                                          CC VI HOLDINGS, LLC

                                          By: \s\ Eloise Engman
                                              -----------------
                                              Name:  Eloise Engman
                                              Title: Vice President


                                          CC VI OPERATING COMPANY, LLC

                                          By: \s\ Eloise Engman
                                              -----------------
                                              Name:  Eloise Engman
                                              Title: Vice President


                                          The Administrative Agent:
                                          ------------------------

                                          TORONTO DOMINION (TEXAS), INC.

                                          By:
                                             -----------------
                                              Name:
                                              Title:


                                          The Syndication Agents:
                                          ----------------------

                                          CHASE SECURITIES INC.

                                          By:
                                             -----------------
                                              Name:
                                              Title:

                                          BANC OF AMERICA SECURITIES LLC

                                          By:
                                             -----------------
                                              Name:
                                              Title:

                                          The Documentation Agents:
                                          ------------------------

                                          CITIBANK, N.A.

                                          By:
                                             -----------------
                                              Name:
                                              Title:

                                          ABN AMRO BANK N.V.

                                          By:
                                             -----------------
                                              Name:
                                              Title:

Annex A

                                  PRICING GRID


                                               Applicable Margin          Applicable
                                                 for Eurodollar          Margin for ABR        Commitment
    Consolidated Leverage Ratio                       Loans                   Loans             Fee Rate
    ---------------------------                -----------------         --------------         --------
                                                A/RC          B         A/RC         B
                                                ----        ----        ----       ----
    Greater than 6.75 to 1.0                    2.25%       3.00%       1.25%      2.00%         0.375%

    Greater than 6.25 to 1.0 but                2.00%       2.75%       1.00%      1.75%         0.375%
    less than or equal to 6.75 to 1.0

    Greater than 6.00 to 1.0 but                1.75%       2.75%       0.75%      1.75%         0.375%
    less than or equal to 6.25 to 1.0

    Greater than 5.50 to 1.0 but                1.50%       2.50%       0.50%      1.50%         0.250%
    less than or equal to 6.00 to 1.0

    Greater than 5.00 to 1.0 but                1.25%       2.50%       0.25%      1.50%         0.250%
    less than or equal to 5.50 to 1.0

    Less than or equal to 5.00 to 1.0           1.00%       2.50%          0%      1.50%         0.250%

     As used above, (a) "A/RC" refers to Tranche A Term Loans, Revolving Loans and Swingline Loans and (b) "B" refers to Tranche B Term Loans.

     Until the date on which financial statements are delivered to the Lenders pursuant to Section 6.1 in respect of the first fiscal quarter commencing after the Closing Date, rates corresponding to a Consolidated Leverage Ratio of less than or equal to 6.25 to 1.0 will not be available.

     Changes in the Applicable Margin or in the Commitment Fee Rate resulting from changes in the Consolidated Leverage Ratio and the Consolidated Interest Coverage Ratio shall become effective on the date (the "Adjustment Date") on which financial statements are delivered to the Lenders pursuant to Section 6.1 (but in any event not later than the 45th day after the end of each of the first three quarterly periods of each fiscal year or the 90th day after the end of each fiscal year, as the case may be) and shall remain in effect until the next change to be effected pursuant to this paragraph. Until financial statements are first delivered pursuant to Section 6.1 after the Closing Date, the Consolidated Leverage Ratio for the purposes of the Pricing Grid shall be deemed to be greater than 6.25 to 1.0 but less than or equal to 6.75 to 1.0. If any financial statements referred to above are not delivered within the time periods specified above, then, until such financial statements are delivered, the highest rates referred to in the Pricing Grid shall be applicable. In addition, the highest rates referred to in the Pricing Grid shall be applicable at all times while an Event of Default shall have occurred and be continuing.

EXECUTION COPY


                                 $1,200,000,000
                                CREDIT AGREEMENT



                          CC VI OPERATING COMPANY, LLC,
                                   as Borrower

                              CC VI HOLDINGS, LLC,
                                  as Guarantor



            CHASE SECURITIES INC. and BANC OF AMERICA SECURITIES LLC,
                 as Joint Lead Arrangers and Joint Book Managers



 CHASE SECURITIES INC. and BANC OF AMERICA SECURITIES LLC, as Syndication Agents



                         TORONTO DOMINION (TEXAS), INC.,
                             as Administrative Agent



         CITIBANK, N.A. and ABN AMRO BANK N.V., as Documentation Agents




                          Dated as of November 12, 1999

                                TABLE OF CONTENTS

                                                                            Page

SECTION 1.  DEFINITIONS                                                        1
         1.1 Defined Terms                                                     1
         1.2 Other Definitional Provisions; Pro Forma Calculations            20

SECTION 2.  AMOUNT AND TERMS OF COMMITMENTS                                   22
         2.1  Commitments; Increases in the Tranche A Term Facility and
              the Revolving Facility; Incremental Term Loans                  22
         2.2  Procedure for Borrowing                                         23
         2.3  Repayment of Loans                                              24
         2.4  Swingline Commitment                                            25
         2.5  Procedure for Swingline Borrowing; Refunding of Swingline Loans 25
         2.6  Commitment Fees, etc.                                           26
         2.7  Termination or Reduction of Revolving Commitments               27
         2.8  Optional Prepayments                                            27
         2.9  Mandatory Prepayments                                           27
         2.10 Conversion and Continuation Options                             27
         2.11 Limitations on Eurodollar Tranches                              28
         2.12 Interest Rates and Payment Dates                                28
         2.13 Computation of Interest and Fees                                28
         2.14 Inability to Determine Interest Rate                            29
         2.15 Pro Rata Treatment and Payments                                 29
         2.16 Requirements of Law                                             31
         2.17 Taxes                                                           32
         2.18 Indemnity                                                       33
         2.19 Change of Lending Office                                        34
         2.20 Replacement of Lenders                                          34

SECTION 3.  LETTERS OF CREDIT                                                 34
         3.1  L/C Commitment                                                  34
         3.2  Procedure for Issuance of Letter of Credit                      35
         3.3  Fees and Other Charges                                          35
         3.4  L/C Participations                                              35
         3.5  Reimbursement Obligation of the Borrower                        36
         3.6  Obligations Absolute                                            36
         3.7  Letter of Credit Payments                                       37
         3.8  Applications                                                    37

SECTION 4.  REPRESENTATIONS AND WARRANTIES                                    37
         4.1  Financial Condition                                             37
         4.2  No Change                                                       37
         4.3  Existence; Compliance with Law                                  37
         4.4  Power; Authorization; Enforceable Obligations                   38
         4.5  No Legal Bar                                                    38
         4.6  Litigation                                                      38
         4.7  No Default                                                      38

                                                                            Page

         4.8   Ownership of Property; Liens                                   38
         4.9   Intellectual Property                                          38
         4.10  Taxes                                                          39
         4.11  Federal Regulations                                            39
         4.12  Labor Matters                                                  39
         4.13  ERISA                                                          39
         4.14  Investment Company Act; Other Regulations                      39
         4.15  Subsidiaries                                                   39
         4.16  Use of Proceeds                                                39
         4.17  Environmental Matters                                          39
         4.18  Certain Cable Television Matters                               40
         4.19  Accuracy of Information, etc                                   41
         4.20  Security Interests                                             41
         4.21  Solvency                                                       41
         4.22  Certain Tax Matters                                            41
         4.23  Year 2000 Matters                                              42

SECTION 5.  CONDITIONS PRECEDENT                                              42
         5.1   Conditions to Initial Extension of Credit                      42
         5.2   Conditions to Each Extension of Credit                         43

SECTION 6.  AFFIRMATIVE COVENANTS                                             44
         6.1   Financial Statements                                           44
         6.2   Certificates; Other Information                                44
         6.3   Payment of Obligations                                         45
         6.4   Maintenance of Existence; Compliance.                          45
         6.5   Maintenance of Property; Insurance                             46
         6.6   Inspection of Property; Books and Records; Discussions         46
         6.7   Notices                                                        46
         6.8   Environmental Laws                                             47
         6.9   Interest Rate Protection                                       47
         6.10  Additional Collateral                                          47
         6.11  Organizational Separateness                                    47
         6.12  ERISA Reports                                                  48
         6.13  ERISA, etc                                                     48

SECTION 7.  NEGATIVE COVENANTS                                                48
         7.1   Financial Condition Covenants                                  48
         7.2   Indebtedness                                                   49
         7.3   Liens                                                          50
         7.4   Fundamental Changes                                            51
         7.5   Disposition of Property                                        52
         7.6   Restricted Payments                                            53
         7.7   Investments                                                    54
         7.8   Certain Payments and Modifications Relating to
               Indebtedness and Management Fees.                              55
         7.9   Transactions with Affiliates                                   56
         7.10  Sales and Leasebacks                                           56
         7.11  Changes in Fiscal Periods                                      56
         7.12  Negative Pledge Clauses                                        56
         7.13  Clauses Restricting Subsidiary Distributions                   56
         7.14  Lines of Business; Holding Company Status                      57

                                                                            Page

         7.15  Investments by Holdings in the Borrower                        57

SECTION 8.  EVENTS OF DEFAULT                                                 57

SECTION 9.  THE AGENTS                                                        60
         9.1   Appointment                                                    60
         9.2   Delegation of Duties                                           60
         9.3   Exculpatory Provisions                                         60
         9.4   Reliance by Administrative Agent                               61
         9.5   Notice of Default                                              61
         9.6   Non-Reliance on Agents and Other Lenders                       61
         9.7   Indemnification                                                62
         9.8   Agent in Its Individual Capacity                               62
         9.9   Resignation of Agents                                          62
         9.10  Other Agents                                                   63

SECTION 10.  MISCELLANEOUS                                                    63
         10.1   Amendments and Waivers                                        63
         10.2   Notices                                                       64
         10.3   No Waiver; Cumulative Remedies                                64
         10.4   Survival of Representations and Warranties                    64
         10.5   Payment of Expenses and Taxes                                 64
         10.6   Successors and Assigns; Participations and Assignments        65
         10.7   Adjustments; Set-off                                          67
         10.8   Counterparts                                                  68
         10.9   Severability                                                  68
         10.10  Integration                                                   68
         10.11  GOVERNING LAW                                                 68
         10.12  Submission To Jurisdiction; Waivers                           68
         10.13  Acknowledgments                                               69
         10.14  Releases of Guarantees and Liens                              69
         10.15  Confidentiality                                               70
         10.16  WAIVERS OF JURY TRIAL                                         70

ANNEX:

A                     Pricing Grid


SCHEDULES:

1.1                   Commitments on Closing Date
4.15                  Subsidiaries
4.20                  UCC Filing Jurisdictions
7.2(d)                Existing Indebtedness

EXHIBITS:

A                     Form of Guarantee and Collateral Agreement
B                     Form of Compliance Certificate
C                     Form of Closing Certificate
D-1                   Form of Addendum
D-2                   Form of New Lender Supplement
D-3                   Form of Increased Facility Activation Notice
E                     Form of Assignment and Acceptance
F                     Form of Prepayment Option Notice
G                     Form of Exemption Certificate
H                     Form of Specified Subordinated Note